 Exhibit (a)(1)

Reject the Wholly Inadequate

Royalty Pharma Offer

Support Elan’s Strategy

To Build And Return

Value To Shareholders

REJECT ROYALTY

PHARMA’S OFFER

DO NOT COMPLETE

ANY FORM OF

ACCEPTANCE

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended to seek financial advice immediately from your stockbroker, bank manager, solicitor, accountant, fund manager or other appropriate independent financial adviser, who, if you are resident in Ireland, is authorised or exempted under the European Communities (Markets in Financial Instruments) Regulations (Nos 1 to 3) 2007 (as amended) of Ireland, or the Investment Intermediaries Act 1995 of Ireland or, who, if you are resident in the United Kingdom, is authorised under the Financial Services and Markets Act 2000 of the United Kingdom or who, if you are resident outside of Ireland or the UK, from an appropriately authorised independent financial advisor.

If you sell or have sold or otherwise transferred all of your Elan Shares please send this document to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for transmission as soon as possible. If you sell or have sold or otherwise transferred only part of your holding of Elan Shares you should retain this document and consult your stockbroker, bank or other agent through whom the sale or transfer was effected immediately as to the action you should take.

Shareholders resident in jurisdictions outside of Ireland, the United States or the United Kingdom should consult their legal and/or financial advisors in their respective jurisdictions to ensure compliance with local securities law.

A copy of this document is available free of charge on Elan’s website at www.elan.com, and will continue to be available for so long as the Offer remains open.

Davy and Davy Corporate Finance each of which are regulated in Ireland by the Central Bank of Ireland, are acting for Elan and no one else in relation to the matters referred to herein. In connection with such matters, Davy and Davy Corporate Finance, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the matters described in this document or any matter referred to herein.

Morgan Stanley & Co. International plc, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser to Elan and for no one else in relation to the matters referred to herein. In connection with such matters, Morgan Stanley, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the matters described in this document or any matter referred to herein.

Ondra LLP, which is regulated by the Financial Conduct Authority in the United Kingdom, is acting for Elan and no one else in relation to the matters referred to herein. In connection with such matters, Ondra LLP, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the matters described in this document or any matter referred to herein.

Citigroup Global Markets Inc, which is a member of SIPC and is a registered broker-dealer regulated by the Securities and Exchange Commission and Citigroup Global Markets Limited, which is authorised by the Prudential Regulation Authority and regulated by the Prudential Regulation Authority and the Financial Conduct Authority, are acting for Elan and no one else in relation to the matters referred to herein. In connection with such matters, Citigroup Global Markets Inc and Citigroup Global Markets Limited, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the matters described in this document or any matter referred to herein.

This document has been prepared in accordance with the requirements of the Irish Takeover Rules and is subject to disclosure and procedural requirements that are different from those under US law. Any financial figures included or incorporated in this document may have been prepared in accordance with non-US accounting standards that may or may not be comparable to the financial statements of a US company.

In response to the Offer, Elan has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Holders of Elan Ordinary Shares and Elan ADSs are advised to read the Solicitation/Recommendation Statement on Schedule 14D-9 because it contains important information. Copies of the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents filed by Elan are available free of charge on the SEC’s website at www.sec.gov. In addition, documents filed by Elan may be obtained free of charge by contacting Elan’s media or investor relations department at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland.

Any holder of 1% or more of any class of relevant securities of Elan or of Royalty Pharma may have disclosure obligations under Rule 8.3 of the Irish Takeover Rules.

This document contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate”, “estimate”, “project”, “target”, “intend”, “plan”, “will”, “believe”, “expect” and other words and terms of similar meaning in connection with any discussion of future financial performance or events. Among the factors that could cause actual results to differ materially from those described or projected herein are the following: risks related to delays or difficulties encountered in obtaining, or the failure to obtain, the approval of Elan’s shareholders for the Theravance transaction, the possibility that intervening events could arise which could alter the timing, or the ability to consummate the Theravance transaction if Elan shareholder approval is obtained, the risk that third parties could challenge the Theravance transaction, even if the Theravance transaction is approved by Elan shareholders and consummated risks related to the development, approval and commercialization of the products or potential products that underlie the royalty participation interest, whether the Theravance transaction will provide diversification benefits to Elan shareholders, the amount of cash flow streams, if any, that will result from the Theravance transaction, whether Elan can successfully access the capital markets to raise debt financing and, as Elan’s principal source of revenue may remain a royalty on sales of Tysabri, the potential of Tysabri, which may be severely constrained by increases in the incidence of serious adverse events (including death) associated with Tysabri (in particular, by increases in the incidence rate for cases of PML), or by competition from existing or new therapies (in particular, oral therapies), and the potential for the successful development and commercialization of products, whether internally or by acquisition, especially given the separation of the Prothena business which left Elan with no material pre-clinical research programs or capabilities; Elan’s ability to maintain sufficient cash, liquid resources, and investments and other assets capable of being monetized to meet its liquidity requirements; the success of our development activities, and research and development activities in which Elan retains an interest, including, in particular, the impact of the announced discontinuation of the development of bapineuzumab intravenous in mild to moderate Alzheimer’s disease; failure to comply with anti-kickback, bribery and false claims laws in the United States, Europe and elsewhere; difficulties or delays in manufacturing and supply of Tysabri; trade buying patterns; the impact of potential biosimilar competition, the trend towards managed care and health care cost containment, including Medicare and Medicaid; legislation and other developments affecting pharmaceutical pricing and reimbursement (including, in particular, the dispute in Italy with respect to Tysabri sales), both domestically and internationally; failure to comply with Elan’s payment obligations under Medicaid and other governmental programs; exposure to product liability (including, in particular, with respect to Tysabri) and other types of lawsuits and legal defense costs and the risks of adverse decisions or settlements related to product liability, patent protection, securities class actions, governmental investigations and other legal proceedings; Elan’s ability to protect its patents and other intellectual property; claims and concerns that may arise regarding the safety or efficacy of Elan’s product candidates; interest rate and foreign currency exchange rate fluctuations and the risk of a partial or total collapse of the euro; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; whether Elan is deemed to be an Investment Company or a Passive Foreign Investment Company; general changes in United States and International generally accepted accounting principles; growth in costs and expenses; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items. A further list and description of certain of these risks, uncertainties and other matters can be found in Elan’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012, and in its Reports of Foreign Issuer on Form 6-K filed with the SEC. Except as may be required by the Securities Act, the Exchange Act, Prospectus Rules, the Market Abuse Rules, the Transparency Rules, the Listing Rules, the Irish Stock Exchange, the Irish Takeover Rules, or by law Elan assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Nothing in this document (other than the Profit Forecast (as defined in Appendix II)) is intended to be a profit forecast and no statement in this document should be interpreted to mean that the earnings per Elan Share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period. Capitalised terms in this document, unless otherwise stated, are defined in Appendix IV (Definitions) of this document. The sources and bases of information in this document are set out in Appendix III (Sources of Information and Bases of Calculation) of this document.

LETTER FROM YOUR CHAIRMAN

Treasury Building
Lower Grand Canal Street
Dublin 2
Ireland

15 May 2013

Dear Elan Shareholder,

The Board of Elan unanimously recommends that you reject Royalty Pharma’s Offer for Elan. Our conclusions, after in depth discussion with the executive management team as well as several external advisors, are based on three important considerations. They are:

1.	The Royalty Pharma Offer fails to properly value the high margin cash flow being generated by the Tysabri asset. Currently being commercialized globally by the dominant market leader Biogen Idec, approved for Relapsing Remitting Multiple Sclerosis (“MS”), in late stage clinical trials for Secondary Progressive MS and with the other therapeutic applications possible, Tysabri is a highly valuable and unique asset. In addition, given the unique regulatory construct around both the marketing and medical education and the efficacy and safety dynamics for patients, it is our view that the Tysabri asset will exist far beyond its patent life, thus further increasing, potentially dramatically, the embedded cash flow value of the asset.
2.	The Royalty Pharma Offer is confusing and a continuously re-setting and moving target. As it stands, Royalty Pharma will offer Elan Shareholders $10.25 in cash plus a to-be determined contingent security that can never be traded or may not ultimately be paid. The maximum value of this poorly defined contingent payment appears to be $1.00.
3.	Royalty Pharma as a private limited partnership will capture any and all future Elan growth for the sole benefit of their limited partners. Eliminating Elan as a publicly held entity will forever remove the opportunity, for our current Shareholders, to capture future growth or increases in value generated by current or future assets.

For all of the above reasons, your Board believes the Royalty Pharma Offer grossly undervalues the Company’s current cash flow, business and financial platform and future business opportunities. The Royalty Pharma Offer is simply not in the tactical or strategic interests of Elan’s Shareholders. Consequently, your Board strongly and unequivocally recommends that you take no action with regard to the Royalty Pharma Offer.

Uniquely Aligning Product Upside with Shareholders in a Systematic and Transparent Manner

Elan is committed to delivering value directly to its Shareholders in a systematic and transparent manner. By ‘unlocking’ the embedded value of the Tysabri asset, Elan was able to direct $1 billion in capital directly back to Shareholders through a recently completed share repurchase. In addition, and unlike the Royalty Pharma privately held limited partnership model, we are aligning specific product growth and income directly to our Shareholders. As evidenced by the previously established dividend pass through for Tysabri and the proposed similar structure from the recently announced Theravance Transaction, Elan’s Shareholders have a most unique opportunity to participate directly with specific product growth on a global basis. These proactive and innovative mechanisms in our efforts to return capital to Shareholders will continue to be a core part of our prospective strategy.

Take No Action

Ondra Partners, Morgan Stanley and Citi are acting as independent financial advisors to the Board in relation to the Offer for the purposes of Rule 3 of the Irish Takeover Rules. Davy Corporate Finance is also acting as a financial advisor to the Board.

The Board of Elan, which has been so advised by Ondra Partners, Morgan Stanley and Citi, believe that the Royalty Pharma Offer fundamentally undervalues Elan.

In providing advice to the Board, the Financial Advisors have taken into account the commercial assessments of the Board.

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In the Board’s view the Royalty Pharma Offer is highly confusing and a moving target; grossly inadequate in terms of valuing our cash flow, business, financial platform and future potential opportunities; and is not in the best interest of you, our Shareholders.

Accordingly, the Board unanimously, and without reservation, recommends that you reject the Offer by taking no action. You should not sign any document which Royalty Pharma or its advisors send to you. The Board will not be accepting Royalty Pharma’s Offer in respect of their own beneficial shareholdings.

Yours sincerely,

Robert A. Ingram
Chairman

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APPENDIX I

ADDITIONAL INFORMATION

(as required by the Irish Takeover Rules and US tender offer rules)

1.	RESPONSIBILITY

The Directors of Elan, whose names are set out in paragraph 2 below, accept responsibility for the information contained in this document, save that the only responsibility accepted by the Directors of Elan in respect of the information in this document relating to Royalty Pharma, the Royalty Pharma Group, the board of directors of Royalty Pharma and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the Directors of Elan to verify this information). To the best of the knowledge and belief of the Directors of Elan (having taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	DIRECTORS
2.1.	The Directors and their respective positions are as follows:

Name	Position
Robert A. Ingram	Chairman
Gary Kennedy	Non-Executive Director
Patrick Kennedy	Non-Executive Director
Giles Kerr	Non-Executive Director
G. Kelly Martin	Executive Director & CEO
Kieran McGowan	Non-Executive Director
Kyran McLaughlin	Non-Executive Director
Donal O’Connor	Non-Executive Director
Richard Pilnik	Non-Executive Director
Dennis J. Selkoe	Non-Executive Director
Andrew von Eschenbach	Non-Executive Director

2.2.	Retirements

As announced by the Company on 26 April 2013, Mr. Giles Kerr and Dr. Dennis J. Selkoe will be retiring from the Board at the Company’s AGM on 30 May 2013 and not offering themselves for re-election. This follows a number of years of valuable service to the Company.

3.	COMPANY DETAILS
3.1.	Incorporation

The Company was incorporated under the Companies Acts on 18 December 1969 with registration number 30356 under the name Elan Corporation Limited. The Company reregistered as a public limited company on 22 December 1983.

3.2.	Share Capital

The authorised share capital of the Company is €40,502,500 divided into 810,000,000 Ordinary Shares of €0.05 each, 1,000 non-voting Executive Shares of €1.25 each and 25,000 “B” Executive Shares of €0.05 each.

As at the Latest Practicable Date, there were 510,335,880 Ordinary Shares in issue and no nonvoting Executive Shares or “B” Executive Shares in issue. The Company’s Ordinary Shares are listed on the Irish Stock Exchange and on the New York Stock Exchange in the form of ADSs. The Ordinary Shares (including the Ordinary Shares represented by ADSs) are the subject of the Offer.

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At the Company’s AGM, to be held on 30 May 2013, the Company is proposing, by way of special resolution, to cancel the non-voting Executive Shares and “B” Executive Shares and remove any reference to these classes in the Company’s Memorandum and Articles of Association. If the shareholders approve this resolution, the Company’s authorised share capital will be €40,500,000 divided into 810,000,000 Ordinary Shares of €0.05 each.

3.3.	Registered Office and Contact Details

The registered office of the Company, being the location of its principal executive office, is Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland. The Company’s telephone number at this address is +353 1 709 4000 and its website address is www.elan.com.

The telephone numbers for general Offer related enquiries are:

•	Holders of Ordinary Shares may call Lake Isle, free-phone at 00 800 7710 9970, or direct at +44 20 7710 9960.
•	Holders of ADSs may call Lake Isle’s US parent company, Innisfree at +1-877-750-9498 (toll-free from the US and Canada) or +1 412-232-3651 (from other countries).
4.	BACKGROUND TO THE OFFER
4.1.	Overview

This document relates to the unsolicited Offer by Royalty Pharma as disclosed in the Offer Document which was published by Royalty Pharma on 2 May 2013. The Offer is an offer of US$10.25 in cash per Elan Share for all of the issued, and to be issued, Ordinary Shares and ADSs of the Company. The Offer also includes the right to receive one net cash right per Elan Share that will, according to the Offer Document, have a minimum value of US$0.00 and a maximum value of US$1.00. In addition, according to the Offer Document, holders of ADSs shall have US$0.05 deducted from the Offer Price for each ADS held by them on the surrender of an ADS (such amount being payable to the Depositary as a fee). The Offer has been made upon the terms and subject to the conditions set out in the Offer Document. On 2 May 2013, Royalty Pharma filed with the SEC a Schedule TO together with the Offer Document. According to the Offer Document, the Offer will expire at 1:00 p.m. (Irish time) / 8:00 a.m. (New York City time) on 31 May 2013 (unless otherwise extended). The purpose of the Offer, as stated by Royalty Pharma in the Offer Document, is to acquire the entire issued and to be issued share capital of Elan. For a full description of the terms and conditions of the Offer, please refer to the Offer Document.

4.2.	Royalty Pharma and Elan actions in relation to the Offer to date

As part of Elan’s corporate development activities over many years, there have been numerous meetings between Mr. Kelly Martin, the CEO of Elan, members of Elan’s executive management team and equivalent level individuals across multiple pharmaceutical and biotechnology companies. As part of that broad and comprehensive process, there have been a number of meetings with members of Royalty Pharma over the past decade. These meetings have, typically, touched on a broad range of specific product financing topics. In addition, Royalty Pharma has offered, on numerous occasions, to provide acquisition finance to Elan for certain and specific target companies. One company, Acorda Therapeutics, was mentioned on multiple occasions by Royalty Pharma as a potential target for Elan. Royalty Pharma seemed to be interested in this specific company as Elan had at the time an existing double digit royalty on Acorda’s Multiple Sclerosis drug.

As Elan previously announced in February 2013, the Board and its advisors had then been working, for over a year, on a number of strategic opportunities and possible transactions. As part of that effort, Mr. Martin and members of the Company’s executive management team have met with a variety of CEOs and their respective executive management teams around the world to discuss potential tactical or strategic transactions.

On 6 September 2012, Mr. Martin had a meeting with Mr. Pablo Legorreta, the Chief Executive Officer of Royalty Pharma. The original intent of Mr. Martin was to follow up on previously discussed product specific and financing discussions that had taken place over the previous years. These discussions had been at both CFO level as well as CEO level over the course of the years. Elan remained interested in working with Royalty Pharma on molecules or programs

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that would be attractive but potentially risky for any one counterparty. During this particular meeting, Mr. Legorreta raised the possibility of something bigger and more comprehensive. Mr. Legorreta suggested the possibility of Royalty Pharma being purchased by Elan and becoming part of a public entity with the advantage of a public currency and access to long term equity capital. References were made by Mr. Legorreta that Royalty Pharma couldn’t grow as they either: (i) needed to go with larger transactions; or go earlier in the pipeline. To go for larger transactions, Royalty Pharma needed to access public equity which was the reason they wanted to be acquired. Royalty Pharma also expressed interest in the Tysabri income as they needed a way to pay a return to their limited partners. Mr. Martin’s immediate response was that given the cash flow and diverse portfolio of assets of Royalty Pharma that this was something that could potentially be of interest to Elan and offered to assess the pros and cons for Elan and its Shareholders and to inform Elan’s Board of Directors on the discussion and potential opportunity. The assessment of the potential purchase of Royalty Pharma would be completed by both the internal executive management team as well as outside advisors to ensure completeness.

On 11 October 2012, responding to a request from Mr. Legorreta to have a follow up meeting following the 6 September meeting, there was a meeting at the Royalty Pharma offices in New York with only Mr. Legorreta and Mr. Mario Giuliani, a limited partner of Royalty Pharma, who had previously contacted Mr. Robert A. Ingram, chairman of Elan, expressing his support and endorsement for the acquisition of Royalty Pharma by Elan. Elan attendees, who included Mr. Ingram, Mr. Martin and Ms. Karen Kim, Head of Corporate Development for Elan, assumed that the meeting was to advance discussions with respect to the potential purchase of Royalty Pharma by Elan and the subsequent strategic, financial, business rationale and overall model surrounding a combination. Elan’s management and advisors had undertaken significant work in reviewing and assessing a potential combination in preparation for the meeting with Mr. Legorreta.

To the surprise of Mr. Ingram, Mr. Martin and Ms. Kim, the management team of Royalty Pharma joined this strategic meeting. Amongst those in attendance, in addition to Mr. Legorreta were Mr. Rory Riggs, Chairman of Royalty Pharma’s investment committee and a limited partner, Mr. Giuliani on the telephone from Italy; Mr. George Lloyd, Head of Investments and Business Development; Mr. James Reddoch, Head of Research; and Ms. Susannah Gray, CFO of Royalty Pharma. While it seemed to the Elan attendees unusual to have so many people involved with a strategic discussion, the team was prepared to outline Elan’s thoughts on a combination of the business, the strategy and a possible business structure.

Before the Elan team could outline its thoughts, Mr. Legorreta stated that Royalty Pharma had done some further thinking about the previous discussion and had decided rather than Elan purchasing and consolidating Royalty Pharma and having an integrated public entity, Royalty Pharma would instead like to take Elan private. Mr. Legorreta’s only stated reason for this unexpected transition was that as a private entity there is no visibility or scrutiny on executive compensation. The conversation also touched, again, on the possibility of doing a Tysabri transaction with Biogen Idec. Mr. Legorreta stated, strongly advised and insisted that any Tysabri transaction should not be undertaken, or even contemplated, until Elan was private and part of Royalty Pharma. Mr. Legorreta argued that by being private, you can get a lot of other things done that you cannot as a public entity. The Elan attendees did not volunteer or share the fact that there had been on-going and intensive Elan-Biogen Idec confidential discussions around a Tysabri transaction for several months prior to this meeting.

This turn of events, for the Elan attendees, was to say the least, surprising and confusing. Elan had come prepared to discuss, after extensive evaluation and Board discussion, how the two companies could be combined as discussed at the 6 September meeting. This view of Royalty Pharma being acquired by Elan as a public entity was also reinforced by discussions with two of their limited partners: Mr. Giuliani who shared that view directly with Mr. Ingram during an unrelated meeting that they attended together in Switzerland, and Mr. Phil Gross (founder of Adage Investments and, coincidently, a significant investor in Acorda Therapeutics) who shared the view with Mr. Chris Burns, Elan’s head of investor relations, that Elan should acquire Royalty Pharma as it makes a ton of sense.

Both Mr. Ingram and Mr. Martin communicated to Mr. Legorreta that the Chairman of the Board and CEO of a company cannot be in a discussion with someone about taking that company private. It was firmly and clearly stated that the current leadership of the company could not wear

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two hats. It was further clarified to Mr. Legorreta that the Chairman of the Board and the CEO were representing Shareholders and could not also work with another party who wanted to take the same entity private due to the inherent conflict of interest. Both Mr. Ingram and Mr. Martin said they would discuss Royalty Pharma’s new direction, thinking and proposal with the full Board of Elan.

The meeting ended with an agreement to stay in touch and keep the lines of communication open. Given the 180 degree change in direction from the September conversation and the misplaced or naïve offer to take Elan private, the Elan attendees left that meeting feeling that Mr. Legorreta and his team were either wildly misinformed on how to do M&A or purposefully misleading as to their intentions. It was clear to all, the Royalty Pharma side and the Elan side, that the meeting did not go well, nor was it productive at least from an Elan perspective.

On 12 October 2012, Mr. Legorreta left a message with Mr. Martin’s office wanting to speak and touch base. Mr. Martin returned the call several hours later. Mr. Legorreta recognized that the meeting did not go very well and wanted to emphasize three things to Mr. Martin. These were: (i) reinforcement of the message that the compensation within a private entity would be significantly higher and several times greater than anything he, Mr. Martin, could earn within a public company; (ii) that there should not be any Elan/Biogen Idec transaction regarding Tysabri because there was simply too much value there to unwind in a public market; and (iii) that Royalty Pharma wanted to get more involved with buying companies and unlocking value and that the skill sets of Elan would fit perfectly within that vision as a compliment to the financial skills of the existing Royalty Pharma team. Mr. Martin ended the call by thanking Mr. Legorreta for his views and a reference to staying in touch as they had agreed at the in person meeting on the prior day.

On 7 December 2012, at the scheduled Board meeting, Mr. Ingram and Mr. Martin reported on the discussions between Elan and Royalty Pharma as described above. The full Board was informed that Mr. Legorreta wanted to take Elan private and that he did not seem to understand the conflict that both Mr. Ingram and Mr. Martin would have with such a conversation. The Board remained open to the possibility, should one arise, of acquiring Royalty Pharma as had been the original discussion from September 2012. The attractiveness of Royalty Pharma was its current income (i.e. P&L) and diverse portfolio of molecules, therapeutics and assets.

On 9 December 2012, as a follow up from the Elan Board meeting, Mr. Martin informed Mr. Legorreta, via a phone call, that Royalty Pharma’s interest in taking Elan private was discussed with the full Board of Directors and that there was no interest or logic that the Board felt was compelling for the company and its Shareholders. Further, Mr. Martin indicated that, should the opportunity arise, the Board of Elan, as well as executive management, would be open to continuing any discussion that might involve Royalty Pharma becoming part of Elan.

On 17 December 2012, Mr. Martin made arrangements to meet with Mr. Legorreta in person. The meeting was a short one and Mr. Martin simply explained to the CEO and General Counsel of Royalty Pharma that Elan was very busy, there was not really much to talk about at this time and that Elan were focused on other important things. Mr. Legorreta indicated that he thought Elan and Tysabri as a private company would be attractive to the Royalty Pharma limited partners and this was still something worth pursuing (from Royalty Pharma’s point of view). Mr. Martin did not reveal any information regarding the on-going confidential Tysabri and Biogen Idec discussions that were progressing towards reaching the agreement stage.

On 6 February 2013, Elan announced a Tysabri transaction with Biogen Idec. In that transaction, Elan was to receive $3.25 billion dollars and maintain a three-tiered royalty participation. That royalty participation was 12% for the first twelve months, and thereafter 18% for net sales to $2 billion and 25% for net sales above $2 billion. The deal was announced as an unbundling of the value of Tysabri on behalf of the Elan Shareholders. The deal was then due to close in April 2013.

After a sudden and urgent request from Mr. Legorreta to Mr. Ingram for the need to have a meeting as soon as possible, a meeting took place in California on 20 February 2013. Mr. Legorreta and the Royalty Pharma General Counsel were present and met with Mr. Ingram and Mr. John Given, Elan’s then interim General Counsel. At that meeting, which lasted roughly an hour, Royalty Pharma presented an indicative proposal to acquire the entire issued and to be issued share capital of Elan. Mr. Legorreta indicated that Royalty Pharma had some room to the upside, but it would be in increments of nickels and dimes and not quarters. Post the meeting,

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and on the same day, Mr. Legorreta sent a letter to the full Elan Board setting out the details of a potential offer to be made by Royalty Pharma to the Shareholders to acquire the entire issued and to be issued share capital of Elan, including that, subject to a significant number of preconditions, were prepared to offer US$6,622 million in cash for all of the issued and to be issued share capital of Elan, representing US$11.00 per share in cash.

On 25 February 2013, Royalty Pharma issued a public announcement under Rule 2.4 of the Irish Takeover Rules which contained details of Royalty Pharma’s indicative proposal to make an offer to acquire Elan by paying shareholders US$11.00 for each Elan Share.

On the same day, Elan issued a public announcement, acknowledging Royalty Pharma’s earlier announcement regarding its proposal to acquire Elan. In its announcement, Elan referred to the heavily conditional nature of Royalty Pharma’s indication of interest and noted that Royalty Pharma’s announcement was highly opportunistic in its timing. Elan stated that it would consider any credible proposal made by Royalty Pharma or any other party. Elan also stated that the Board and its advisors had been working for over a year on a number of strategic transactions that, were they to be consummated, would be for the benefit of its Shareholders.

On 6 March 2013, Royalty Pharma announced that it remained committed to acquiring Elan on the terms set out in its announcement of 25 February 2013.

Later on 6 March 2013, Elan made an announcement that its position remained the same as it had outlined in its public announcement on 25 February 2013.

On 3 April 2013, Elan announced that it welcomed the imposition by the Irish Takeover Panel of a 10 May 2013 deadline on Royalty Pharma, by which date Royalty Pharma was required to either announce a firm intention to make an offer for Elan under Rule 2.5 of the Irish Takeover Rules or announce that it would not be proceeding with making a firm offer for Elan.

Later on 3 April 2013, Royalty Pharma publicly acknowledged the Irish Takeover Panel deadline and expressed continued interest in a transaction with Elan.

At the regularly scheduled annual Elan Board strategy session, held on 13 and 14 April 2013, the Elan board reviewed progress being made in connection with the strategic transactions being considered post the Tysabri Transaction and the unlocking of value for its Shareholders. The Board reviewed the full range of strategic discussions including the indication of interest by Royalty Pharma towards Elan.

On 15 April 2013, Royalty Pharma announced its firm intention to make an offer for the entire issued and to be issued share capital of Elan in accordance with Rule 2.5 of the Irish Takeover Rules of: (a) US$12.00 per Elan Share (assuming a net cash right of US$1.00) if Elan’s Tender Offer cleared at US$11.75 or US$12.00 per Elan Share, (b) at the Tender Offer clearing price if the Tender Offer cleared at US$11.25 or US$11.50 per Elan Share (assuming a net cash right of US$1.00), and (c) at US$11.00 per Elan Share (assuming a net cash right of US$1.00) if the Tender Offer cleared at more than US$12.00 per share. Royalty Pharma, as part of its announcement also provided for a net cash right of between US$0.00 and US$1.00 per Elan Share.

On the same date, Mr. Legorreta sent a letter on behalf of Royalty Pharma to Mr. Kyran McLaughlin, a director of Elan, and to other Elan directors, enclosing copies of the following documents: (i) the offer letter dated 20 February 2013; (ii) the announcement pursuant to Rule 2.5 dated 15 April 2013; and (iii) the presentations that were publically released on 6 March 2013 and 15 April 2013.

Also, on 15 April 2013, Elan issued an announcement stating that its Board, in line with its obligations under the Irish Takeover Rules, would promptly assess the Offer and advise its Shareholders accordingly.

On 18 April 2013, Royalty Pharma issued an announcement noting the announcement by Elan of the results of the Tender Offer. Royalty Pharma confirmed that, in line with the terms of its announcement on 15 April 2013, it would be offering US$10.25 per Elan Share to the Shareholders, and a net cash right of between US$0.00 and US$1.00 per Elan Share subject to the terms and conditions of the Offer.

On 19 April 2013, the Elan Board met and unanimously, and without reservation, agreed to issue a statement rejecting the Royalty Pharma Offer as grossly undervaluing the Company.

8

On 22 April 2013, Elan announced that its Board had, with the assistance of its executive management team and its external financial and legal advisors, determined that the Royalty Pharma Offer substantially undervalued the company and unanimously recommended that its shareholders reject the Royalty Pharma Offer.

On 2 May 2013, Royalty Pharma formally issued the Royalty Pharma Offer by posting the Offer Document and filing with the SEC the Offer Document. The Royalty Pharma Offer seems to value each Elan share at US$10.25 in cash; in addition there is one net cash right per Share that will have a minimum value of US$0.00 and a maximum value of US$1.00 determined pursuant to calculations based on the amount of Elan’s net cash. Few market participants understand or have clarity as to what exactly the Royalty Pharma Offer for Elan is and how it will, necessarily, be calculated.

5.	INTERESTS, SHORT POSITIONS AND DEALINGS IN ELAN SECURITIES
5.1.	For the purpose of paragraphs 5 and 6:
5.1.1.	acting in concert means:
(1)	persons who co-operate on the basis of an agreement, either express or tacit, either oral or written, aimed at acquiring control of the offeree company or at frustrating the successful outcome of the bid; and
(2)	for the purposes of the Irish Takeover Rules, certain persons are deemed or presumed to be acting in concert;
5.1.2.	arrangement includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature, between two or more persons relating to relevant securities which is or may be an inducement to deal or refrain from dealing in securities;
5.1.3.	associate of a company (being for the purposes of this definition) means:
(1)	the holding company or a subsidiary of that company, or a subsidiary of the holding company of that company;
(2)	an associated company of that company or of an associate described in paragraph (1) above (for this purpose, a company is deemed to be an “associated company” of another company if that company owns or controls 20 per cent. or more of the equity share capital of the first-mentioned company);
(3)	a company of which that company or an associate described in paragraphs (1) or (2), above is an associated company;
(4)	a bank or financial or other professional adviser (including a stockbroker) which is acting in relation to the Royalty Pharma Offer or for an associate of the company described in paragraphs (1), (2) or (3) of the definition of “associate” above (not being a bank which is only providing normal commercial banking services or activities such as registration work), provided that, in the case of an adviser which is a partnership, only those partners and professional staff actively engaged in relation to the Royalty Pharma Offer or who are customarily engaged in the affairs of the relevant client or who have engaged in these offices within two years prior to the start of the relevant offer period shall be deemed associates of the company (each a “connected advisor”);
(5)	persons controlling, controlled by or under the same control as a company’s connected advisers;
(6)	(i) the board and the directors of any associate of the company described in paragraphs (1), (2) or (3) of the definition of “associate” above; (ii) the spouse, parent, brother, sister or child of any such director; (iii) a trustee of a trust (including a discretionary trust) of which any such director or any such member of her/his family is a beneficiary or a potential beneficiary; or (iv) a company controlled by any one or more such directors, such members of their families and the trustees of all such trusts;

9

(7)	a trustee of any pension scheme (other than an industry-wide scheme) in which the company or any company described in paragraphs (1), (2) or (3) of the definition of “associate” above participates;
(8)	a collective investment scheme or other person the investments of which the company or any associate of the company manages on a discretionary basis, in respect of the relevant investment accounts;
(9)	a person who is interested, or together with one or more persons acting in concert with that person, is interested, in 5% or more of any class of relevant securities of the company;
(10)	a party to an arrangement with the company or an associate of the company in respect of relevant securities;
(11)	a person with a material business relationship with the company; or
(12)	a person (not covered by paragraphs (1) to (11) above) which is interested or deals in relevant securities of the company and has, in addition to that person’s normal interest as an investor in securities, an interest or potential interest, whether commercial, financial or personal, in the outcome of the Offer.
5.1.4.	control means the holding, whether directly or indirectly, of securities in a company that confer in aggregate 30 per cent. or more of the voting rights in that company;
5.1.5.	derivative includes any financial product whose value, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security;
5.1.6.	disclosure date means 13 May 2013 being the latest practicable date before the posting of this document;
5.1.7.	disclosure period means the period commencing on 25 February 2012 (being the date 12 months before the commencement of the Offer Period) and ending on the disclosure date;
5.1.8.	exempt fund manager means a discretionary fund manager which has been recognised by the Irish Takeover Panel as an exempt fund manager for the purposes of the Irish Takeover Rules, has been notified in writing of that fact by the Irish Takeover Panel and has not been notified by the Irish Takeover Panel of the withdrawal of such recognition;
5.1.9.	exempt market maker means a person who, in relation to the securities concerned, is registered as a market-maker in those securities with the London Stock Exchange Limited or is accepted by the Irish Takeover Panel as a market-maker in those securities and who, in either case, has been recognised by the Irish Takeover Panel as an exempt market-maker for the purposes of the Irish Takeover Rules, has been notified in writing of that fact by the Irish Takeover Panel and has not been notified by the Irish Takeover Panel of the withdrawal of such recognition;
5.1.10.	interest in or interested in a relevant security means:
(a)	for the purpose of determining whether a person has an “interest in a relevant security” or is “interested in a relevant security”;
(i)	that person shall be deemed to have an “interest”, or to be “interested”, in a relevant security if and only if he or she has a long position in that security; and

(ii)        a person who has only a short position in a relevant security shall be deemed not to have an interest, nor to be interested, in that security;

(b)	Long position and short position:
(i)	A person shall be deemed to have a long position in a relevant security for the purposes of paragraph (a) if he or she directly or indirectly:
(1)	owns that security; or
(2)	has the right or option to acquire that security or to call for its delivery; or

10

(3)	is under an obligation to take delivery of that security; or
(4)	has the right to exercise or control the exercise of the voting rights (if any) attaching to that security,

or to the extent that none of sub-paragraphs (1) to (4) above applies to that person, if he or she:

(5)	will be economically advantaged if the price of that security increases; or
(6)	will be economically disadvantaged if the price of that security decreases,

irrespective of:

(A)	how any such ownership, right, option, obligation, advantage or disadvantage arises and including, for the avoidance of doubt and without limitation, where it arises by virtue of an agreement to purchase, option or derivative; and
(B)	whether any such ownership, right, option, obligation, advantage or disadvantage is absolute or conditional and, where applicable, whether it is in the money or otherwise,

provided that a person who has received an irrevocable commitment to accept an offer (or to procure that another person accept an offer) shall not, by virtue only of sub-paragraph (2) or (3) above, be treated as having an interest in the relevant securities that are the subject of the irrevocable commitment;

(ii)	A person shall be deemed to have a short position in a relevant security for the purposes of paragraph (a) if he or she directly or indirectly:
(1)	has the right or option to dispose of that security or to put it to another person; or
(2)	is under an obligation to deliver that security to another person; or
(3)	is under an obligation either to permit another person to exercise the voting rights (if any) attaching to that security or to procure that such voting rights are exercised in accordance with the directions of another person, or to the extent that none of sub-paragraphs (1) to (3) above applies to that person if he or she:

(4)	will be economically advantaged if the price of that security decreases; or
(5)	will be economically disadvantaged if the price of that security increases, irrespective of:
(A)	how any such right, option, obligation, advantage or disadvantage arises and including, for the avoidance of doubt and without limitation, where it arises by virtue of an agreement to sell, option or derivative; and
(B)	whether any such right, option, obligation, advantage or disadvantage is absolute or conditional and, where applicable, whether it is in the money or otherwise;
5.1.11.	relevant Elan securities means:
(1)	securities of Elan which are the subject of the Offer or which confer voting rights;
(2)	equity share capital of Elan; and
(3)	securities or any other instruments of Elan conferring on their holders rights to convert into or to subscribe for any new securities of any of the foregoing categories;

11

5.1.12.	relevant Royalty Pharma securities means:
(1)	equity share capital of Royalty Pharma;
(2)	securities of Royalty Pharma which confer on their holders substantially the same rights as are conferred by any securities to be issued by Royalty Pharma as consideration under the Offer;
(3)	securities or any other instruments of Royalty Pharma conferring on their holders rights to convert into or to subscribe for any new securities of any of the foregoing categories; and
(4)	includes references to securities of any holding company of Royalty Pharma and to options (including trading options) in respect of, and derivatives referenced to, any securities of any such holding company;
5.1.13.	relevant period means the period commencing on 25 February 2013 (being the date on which the Offer Period commenced and ending on the disclosure date; and
5.1.14.	relevant securities means relevant Elan securities or relevant Royalty Pharma securities, as appropriate, and relevant security shall be construed appropriately.
5.2.	As at the disclosure date, the following Directors (including persons connected to them within the meaning of Chapter 1, Part IV of the Irish Companies Act 1990) were interested in the following relevant Elan securities (excluding options and other awards which are disclosed in paragraph 5.3 below):
Name	Number of Relevant Elan securities
Gary Kennedy	7,650
Patrick Kennedy	10,500
G. Kelly Martin	403,716
Kieran McGowan	6,200
Kyran McLaughlin	190,000
Donal O’Connor	18,900
Richard D. Pilnik	3,700
Dennis Selkoe	180,675
Andrew von Eschenbach	2,000

Mr. Ingram and Mr. Kerr are not interested in relevant Elan securities excluding options which are set out in paragraph 5.3 below.

5.3.	As at the disclosure date, the following options or awards over Elan Shares have been granted to the following Elan Directors (including persons connected to them within the meaning of Chapter 1, Part IV of the Irish Companies Act 1990) and remain outstanding:
Name of Director	Award Date	Award Type	Exercise Price (US$)	Outstanding at May 13, 2013	Earliest Exercisable/ Vesting Date	Vesting/Expiration Date
			(1)	(1)(2)
Robert A. Ingram	February 09, 2011	RSU	—	30,365	n/a	February 09, 2021(3)
	February 09, 2011	RSU	—	30,365	n/a	February 09, 2021(3)
	February 09, 2012	RSU	—	31,357	n/a	February 09, 2022(3)
	February 07, 2013	RSU	—	40,650	n/a	February 07, 2023(3)
				132,737

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Name of		Award	Exercise Price	Outstanding at May 13,	Earliest Exercisable/	Vesting/Expiration
Director	Award Date	Type	(US$)	2013	Vesting Date	Date
			(1)	(1)(2)
Gary Kennedy	May 26, 2005	Options	7.80	15,486	May 26, 2007	May 25, 2015
	February 01, 2006	Options	15.40	10,324	February 01, 2008	January 31, 2016
	February 21, 2007	Options	13.51	10,324	February 21, 2009	February 20, 2017
	February 14, 2008	RSU	—	10,324	n/a	February 14, 2018(3)
	February 11, 2009	RSU	—	7,743	n/a	February 11, 2019(3)
	May 26, 2010	RSU	—	24,628	n/a	May 26, 2020(3)
	February 09, 2011	RSU	—	18,978	n/a	February 09, 2021(3)
	February 09, 2012	RSU	—	15,678	n/a	February 09, 2022(3)
	February 07, 2013	RSU	—	20,325	n/a	February 07, 2023(3)
				133,810
Patrick Kennedy	May 22, 2008	Options	24.30	20,648	May 22, 2009	May 21, 2018
	February 11, 2009	RSU	—	7,743	n/a	February 11, 2019(3)
	May 26, 2010	RSU	—	24,628	n/a	May 26, 2020(3)
	February 09, 2011	RSU	—	18,978	n/a	February 09, 2021(3)
	February 09, 2012	RSU	—	15,678	n/a	February 09, 2022(3)
	February 07, 2013	RSU	—	20,325	n/a	February 07, 2023(3)
				108,000

13

Name of Director	Award Date	Award Type	Exercise Price (US$) (1)	Outstanding at May 13, 2013 (1)(2)	Earliest Exercisable/ Vesting Date	Vesting/Expiration Date
Giles Kerr	September 13, 2007	Options	18.90	20,648	September 13, 2008	September 12, 2017
	February 14, 2008	RSU	—	10,324	n/a	February 14, 2018(3)
	February 11, 2009	RSU	—	7,743	n/a	February 11, 2019(3)
	May 26, 2010	RSU	—	24,628	n/a	May 26, 2020(3)
	February 09, 2011	RSU	—	18,978	n/a	February 09, 2021(3)
	February 09, 2012	RSU	—	15,678	n/a	February 09, 2022(3)
	February 07, 2013	RSU	—	20,325	n/a	February 07, 2023(3)
				118,324

G. Kelly Martin	November 13, 2003	Options	5.11	1,032,416	December 31, 2003	November 12, 2013
	March 10, 2004	Options	15.76	61,945	January 01, 2005	March 09, 2014
	March 10, 2005	Options	7.24	289,077	January 01, 2006	March 09, 2015
	December 07, 2005	Options	11.65	774,312	December 31, 2006	December 06, 2015
	February 21, 2007	Options	13.51	510,896	February 21, 2008	February 20, 2017
	February 14, 2008	Options	24.22	340,274	February 14, 2009	February 13, 2018
	September 18, 2009	Options	6.95	154,862	March 18, 2012	September 17, 2019
	February 11, 2010	Options	6.83	695,639	February 11, 2011	February 10, 2020
	February 09, 2011	RSU	—	46,813	February 09, 2013	February 09, 2014
	February 09, 2011	Options	6.59	962,351	February 09, 2012	February 07, 2021
	February 09, 2012	Options	12.76	232,294	October 01, 2012	February 08, 2022
	April 30, 2012	Options	13.36	501,754	July 01, 2013	April 29, 2022
	April 30, 2012	RSU	—	66,901	July 01, 2013	April 29, 2022
	February 07, 2013	Options	9.84	1,000,000	February 07, 2014	February 06, 2023
	February 07, 2013	RSU	—	125,000	February 07, 2014	February 07, 2016
				6,794,534

14

Name of Director	Award Date	Award Type	Exercise Price (US$) (1)	Outstanding at May 13, 2013 (1)(2)	Earliest Exercisable/ Vesting Date	Vesting/Expiration Date
Kieran McGowan	March 10, 2004	Options	15.76	41,297	March 10, 2005	March 09, 2014
	March 10, 2005	Options	7.24	7,743	January 01, 2006	March 09, 2015
	February 01, 2006	Options	15.40	10,324	February 01, 2008	January 31, 2016
	February 21, 2007	Options	13.51	10,324	February 01, 2009	February 20, 2017
	February 14, 2008	RSU	—	10,324	n/a	February 14, 2018(3)
	February 11, 2009	RSU	—	7,743	n/a	February 11, 2019(3)
	May 26, 2010	RSU	—	24,628	n/a	May 26, 2020(3)
	February 09, 2011	RSU	—	18,978	n/a	February 09, 2021(3)
	April 21, 2011	RSU	—	3,077	n/a	April 21, 2021(4)
	July 28, 2011	RSU	—	2,161	n/a	July 28, 2021(4)
	October 28, 2011	RSU	—	2,019	n/a	October 28, 2021(4)
	February 09, 2012	RSU	—	15,678	n/a	February 09, 2022(3)
	February 09, 2012	RSU	—	1,861	n/a	February 09, 2022(4)
	April 27, 2012	RSU	—	1,764	n/a	April 27, 2022(4)
	July 26, 2012	RSU	—	2,048	n/a	July 26, 2022(4)
	October 25, 2012	RSU	—	2,252	n/a	October 25, 2022(4)
	February 07, 2013	RSU	—	2,413	n/a	February 07, 2023(4)
	February 07, 2013	RSU	—	20,325	n/a	February 07, 2023(3)
				184,959

15

Name of Director	Award Date	Award Type	Exercise Price (US$) (1)	Outstanding at May 13, 2013 (1)(2)	Earliest Exercisable/ Vesting Date	Vesting/Expiration Date
Kyran McLaughlin	March 10, 2004	Options	15.76	41,297	March 10, 2005	March 09, 2014
	March 10, 2005	Options	7.24	7,743	January 01, 2006	March 09, 2015
	February 01, 2006	Options	15.40	10,324	February 01, 2008	January 31, 2016
	February 21, 2007	Options	13.51	10,324	February 01, 2009	February 20, 2017
	February 14, 2008	RSU	—	10,324	n/a	February 14, 2018(3)
	February 11, 2009	RSU	—	11,615	n/a	February 11, 2019(3)
	May 26, 2010	RSU	—	29,554	n/a	May 26, 2020(3)
	February 09, 2011	RSU	—	18,978	n/a	February 09, 2021(3)
	April 21, 2011	RSU	—	4,361	n/a	April 21, 2021(4)
	July 28, 2011	RSU	—	1,535	n/a	July 28, 2021(4)
	October 28, 2011	RSU	—	1,435	n/a	October 28, 2021(4)
	February 09, 2012	RSU	—	15,678	n/a	February 09, 2022(3)
	February 09, 2012	RSU	—	1,323	n/a	February 09, 2022(4)
	April 27, 2012	RSU	—	1,253	n/a	April 27, 2022(4)
	July 26, 2012	RSU	—	1,456	n/a	July 26, 2022(4)
	October 25, 2012	RSU	—	1,600	n/a	October 25, 2022(4)
	February 07, 2013	RSU	—	1,714	n/a	February 07, 2023(4)
	February 07, 2013	RSU	—	20,325	n/a	February 07, 2023(3)
				190,839

16

			Exercise	Outstanding	Earliest
Name of		Award	Price	at May 13,	Exercisable/	Vesting/Expiration
Director	Award Date	Type	(US$)	2013	Vesting Date	Date
			(1)	(1)(2)
Donal O’Connor	May 22, 2008	Options	24.30	20,648	May 22, 2009	May 21, 2018
	February 11, 2009	RSU	–	7,743	n/a	February 11, 2019(3)
	May 26, 2010	RSU	–	24,628	n/a	May 26, 2020(3)
	February 09, 2011	RSU	–	18,978	n/a	February 09, 2021(3)
	February 09, 2012	RSU	–	15,678	n/a	February 09, 2022(3)
	February 07, 2013	RSU	–	20,325	n/a	February 07, 2023(3)
				108,000
Richard Pilnik	May 26, 2010	RSU	–	24,628	May 26, 2020	May 26, |2020(3)
	February 09, 2011	RSU	–	18,978	n/a	February 09, 2021(3)
	February 09, 2012	RSU	–	15,678	n/a	February 09, 2022(3)
	February 07, 2013	RSU	–	20,325	n/a	February 07, 2023(3)
				79,609
Dennis Selkoe	May 26, 2010	RSU	–	24,628	May 26, 2020	May 26, 2020(3)
	February 09, 2011	RSU	–	18,978	n/a	February 09, 2021(3)
	February 09, 2012	RSU	–	15,678	n/a	February 09, 2022(3)
	February 07, 2013	RSU	–	20,325	n/a	February 07, 2023(3)
				79,609
Andrew von Eschenbach	February 09, 2012	RSU	–	15,678	February 09, 2022	February 09, 2022(3)
	April 27, 2012	RSU	–	627	n/a	April 27, 2022(4)
	July 26, 2012	RSU	–	728	n/a	July 26, 2022(4)
	October 25, 2012	RSU	–	800	n/a	October 25, 2022(4)
	February 07, 2013	RSU	–	857	n/a	February 07, 2023(4)
	February 07, 2013	RSU	–	20,325	n/a	February 07, 2023(3)
				39,015

Notes:

(1)	Elan stock options and RSUs outstanding amounts at close of business on 20 December 2012 were subject to an adjustment in connection with the separation and distribution of the Prothena Business. In line with the terms of the Company’s employee equity plans (the 2006 LTIP, the 1996 LTIP and the 1999 Stock Option Plan) the total number of RSUs outstanding on that day was increased by 3.24165%, the number of options outstanding was also increased and the corresponding exercise prices decreased to reflect the changes in the Company’s share price across the transaction date.

17

(2)	The amounts shown represent the number of Ordinary Shares callable by options or Ordinary Shares issuable upon the vesting of RSUs.
(3)	Will vest, after 90 days if after having served for a minimum of three years the Non-Executive Director retires or is removed from the Board for any reason other than cause, or on the 10th anniversary of the grant date.
(4)	Will vest, after 90 days if the Non-Executive Director concerned retires or is removed from the board of directors for any reason other than cause, or on the 10th anniversary of the grant date.

5.4.	As at the disclosure date, other than as set out in paragraph 5.2 or 5.3 above no Elan Director was interested in, or held any short positions in, any relevant Elan securities.
5.5.	As at the disclosure date, subsidiaries or associated companies of Elan and/or the trustees of a pension scheme (other than an industry-wide scheme) in which Elan or a subsidiary of Elan participates were interested in the following relevant Elan securities:
Name	Number of relevant Elan securities
Elan Pharma International Limited	3,032 ADSs
5.6.	As at the disclosure date, other than as set out in paragraph 5.5 above, no subsidiaries or associated companies of Elan or trustees of a pension scheme (other than an industry-wide scheme) in which Elan or a subsidiary of Elan participates was interested or held any short positions in any relevant Elan securities.
5.7.	As at the disclosure date, Davy Corporate Finance (financial advisors to Elan), Davy (broker to Elan) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Davy, or Davy Corporate Finance, was interested in the following relevant Elan securities:
Name	Number of relevant Elan securities
J&E Davy (Discretionary client)	24,703 ADSs
J&E Davy (Discretionary client)	12,454 Ordinary Shares
5.8.	As at the disclosure date, other than as set out in paragraph 5.7 above, neither Davy Corporate Finance (financial advisors to Elan), Davy (broker to Elan) nor any person (other than an exempt market maker) controlling, controlled by, or under the same control as Davy Corporate Finance or Davy, was interested, or held any short positions, in any relevant Elan securities.
5.9.	As at the disclosure date, Morgan Stanley (financial advisors to Elan) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Morgan Stanley, was interested in the following relevant Elan securities:
Name	Number of relevant Elan securities
Morgan Stanley & Co LLC	920,539 Ordinary Shares
Morgan Stanley Securities Ltd	3,209 Ordinary Shares
5.10.	As at the disclosure date, other than as set out in paragraph 5.9 above, neither Morgan Stanley (financial advisors to Elan) nor any person (other than an exempt market maker) controlling, controlled by, or under the same control as Morgan Stanley was interested, or held any short positions, in any relevant Elan securities.
5.11.	As at the disclosure date, neither Ondra (financial advisors to Elan) nor any person (other than an exempt market maker) controlling, controlled by, or under the same control as Ondra was interested, or held any short positions, in any relevant Elan securities.
5.12.	As at the disclosure date, Citi (financial advisors to Elan) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Citi, was interested in the following relevant Elan securities:
Name	Number of relevant Elan securities
Citibank N.A.	541 ADSs
Citicorp Trust	557 ADSs
5.13.	As at the disclosure date, other than as set out in paragraph 5.12 above, neither Citi (financial advisors to Elan) nor any person (other than an exempt market maker) controlling, controlled by, or under the same control as Citi was interested, or held any short positions, in any relevant Elan securities.

18

5.14.	As at the disclosure date, no partner or member of the professional staff of A&L Goodbody (Irish legal counsel to Elan) who is actively engaged in relation to the Offer or otherwise customarily engaged in the affairs of Elan since 25 February 2011 was interested, or held any short positions, in any relevant Elan securities, save that Mr. Ronan Lyons holds 24 Elan Shares.

5.15.	As at the disclosure date, no partner or member of the professional staff of Cadwalader, Wickersham & Taft LLP (US legal counsel to Elan) who is actively engaged in relation to the Offer or otherwise customarily engaged in the affairs of Elan since 25 February 2011 was interested in or held any short positions in any relevant Elan securities, save that Mr. Christopher Cox holds 10,900 ADSs.
5.16.	As at the disclosure date, no partner or member of the professional staff of KPMG (auditors to Elan) who is actively engaged in relation to the Offer or otherwise customarily engaged in the affairs of Elan since 25 February 2011 was interested in or held any short positions in any relevant Elan securities.
5.17.	As at the disclosure date, no fund manager (other than an exempt fund manager) connected with Elan was interested in or held any short positions in any relevant Elan securities.
5.18.	Save as disclosed in this document, neither Elan nor, so far as the Elan Directors are aware, any associate (by virtue of paragraphs (1) to (7) of the definition of “associate”) of Elan has any arrangement with any other persons in relation to relevant Elan securities.
5.19.	As at the disclosure date, no person(s) with whom an arrangement relating to relevant Elan securities is in place with Elan or, so far as the Elan Directors are aware, an associate (by virtue of paragraphs (1) to (7) of the definition of “associate”) of Elan was interested, or held any short positions, in any relevant Elan securities.
5.20	As at the disclosure date, other than as set out in this paragraph 5, no person whose interests are required to be disclosed by the Company under the Irish Takeover Rules, was interested or held any short positions in any relevant Elan securities.
5.21.	The dealings during the disclosure period in relevant Elan securities by the following Directors or persons connected with them (within the meaning of Chapter 1 Part IV of the Irish Companies Act 1990) were as follows:
Name	Date of dealing	Nature of transaction	Number of relevant Elan securities	Price paid
G. Kelly Martin	8 June 2012	Exercise of Option	100,000	$3.85
	8 June 2012	Sale of Shares	100,000	$13.44
	17 August 2012	Exercise of Option	400,000	$3.85
	17 August 2012	Sale of Shares	231,855	$11.70
	27 August 2012	Sale of Shares	200,000	$11.67
	4 September 2012	Transfer of shares
		as charitable gift	4,500	$11.35
	6 September 2012	Transfer of shares
		as charitable gift	7,800	$11.53
	25 October 2012	Vesting of RSUs	37,500	$10.89
	25 October 2012	Sale of Shares	16,187	$10.92
	20 November 2012	Exercise of Option	444,000	$3.85
	20 November 2012	Sale of Shares	267,672	$10.45
	30 November 2012	Sale of Shares	19,000	$10.04
	8 February 2013	Vesting of RSUs	16,725	$9.84
	14 February 2013	Vesting of RSUs	89,525	$10.23
	14 February 2013	Sale of Shares	8,441	$10.31
	14 February 2013	Sale of Shares	32,545	$10.30

Richard D. Pilnik	7 June 2012	Acquisition	3,700	$13.12

Andrew von Eschenbach	14 August 2012	Acquisition	2,000	$11.75

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Messrs. Ingram, G. Kennedy, P. Kennedy, Kerr, McGowan, McLaughlin, O’Connor and Dr. Selkoe did not have any dealings of Elan securities during the disclosure period.

5.22.	The dealings during the disclosure period in relevant Elan securities by the executive officers were as follows:
Name	Date of dealing	Nature of transaction	Number of relevant Elan securities	Price paid
Nigel Clerkin	1 June 2012	Sale of Shares	20,000	$13.84
	11 February 2013	Vesting of RSUs	33,749	$10.23
	11 February 2013	Sale of Shares	16,998	$9.99

William F. Daniel	11 February 2013	Vesting of RSUs	38,416	$10.23
	13 February 2013	Sale of Shares	29,479	$10.30
	5 March 2013	Exercise of Option	6,194	$3.72
	5 March 2013	Sale of Shares	1,961	$11.77

Grainne McAleese	30 May 2012	Sale of Shares	1,400	$14.38
	11 February 2013	Vesting of RSUs	13,373	$10.23
	13 February 2013	Sale of Shares	7,118	$10.31
	20 February 2013	Sale of Shares	8,000	$10.32

5.23.	There were no dealings during the disclosure period, in relevant Elan securities by subsidiaries or associated companies of Elan or by the trustees of a pension scheme (other than an industrywide scheme) in which Elan or a subsidiary of Elan participates.
5.24.	Excluding the Tender Offer (which is described at 7.2 and 8.2 below), during the relevant period the dealings in relevant Elan securities by Davy Corporate Finance, Davy or persons (other than exempt market makers or exempt fund managers) controlling or under the same control as Davy Corporate Finance or Davy were as follows:
Name	Date of dealing	Nature of transaction	Number of relevant Elan securities	Price paid
J&E Davy (Discretionary Clients)	25 February 2013	Sale of ADR’s	1,345	$11.25
J&E Davy (Discretionary Clients)	11 March 2013	Sale of ADR’s	100	$11.90
J&E Davy (Discretionary Clients)	11 March 2013	Sale of ADR’s	200	$11.90
J&E Davy (Discretionary Clients)	11 March 2013	Sale of ADR’s	100	$11.90
J&E Davy (Discretionary Clients)	11 March 2013	Sale of ADR’s	1,000	$11.90
J&E Davy (Discretionary Clients)	11 March 2013	Sale of ADR’s	100	$11.90
J&E Davy (Discretionary Clients)	11 March 2013	Sale of ADR’s	200	$11.90
J&E Davy (Discretionary Clients)	11 March 2013	Sale of ADR’s	1,800	$11.90
J&E Davy (Discretionary Clients)	12 March 2013	Sale of ADR’s	1,250	$11.84
J&E Davy (Discretionary Clients)	12 March 2013	Sale of ADR’s	1,250	$11.84
J&E Davy (Discretionary Clients)	12 March 2013	Acquisition of Ordinary Shares	2,000	€9.02
J&E Davy (Discretionary Clients)	19 April 2013	Sale of ADR’s	350	$11.81
J&E Davy (Discretionary Clients)	23 April 2013	Sale of ADR’s	3	$12.01
J&E Davy (Discretionary Clients)	23 April 2013	Sale of ADR’s	300	$12.01
J&E Davy (Discretionary Clients)	23 April 2013	Sale of ADR’s	600	$12.01
J&E Davy (Discretionary Clients)	23 April 2013	Sale of ADR’s	97	$12.01
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	800	$11.76
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$11.76
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$11.76
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$11.76
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$11.76
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$11.76
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	145	$11.76
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	200	$11.78
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$11.78
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	400	$11.78
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$11.78
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$11.78

20

Name	Date of dealing	Nature of transaction	Number of relevant Elan securities	Price paid
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$ 11.78
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$ 11.78
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	200	$ 11.78
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	200	$ 11.78
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	300	$ 11.76
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$ 11.78
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$ 11.77
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$ 11.77
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$ 11.77
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$ 11.77
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$ 11.77
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	300	$ 11.76
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$ 11.76
J&E Davy (Discretionary Clients)	29 April 2013	Sale of ADR’s	100	$ 11.76

5.25.	During the relevant period the dealings in relevant Elan securities by Morgan Stanley or persons (other than exempt market makers or exempt fund managers) controlling or under the same control as Morgan Stanley were as follows:

Name	Date of dealing	Nature of transaction	Number of relevant Elan securities	Price
Morgan Stanley Securities Ltd	1 March 2013	Acquisition of	79	€8.59
		Ordinary Shares
Morgan Stanley Securities Ltd	1 March 2013	Acquisition of	4	€8.59
		Ordinary Shares
Morgan Stanley Securities Ltd	1 March 2013	Acquisition of	100	€8.62
		Ordinary Shares
Morgan Stanley Securities Ltd	1 March 2013	Acquisition of	71	€8.60
		Ordinary Shares
Morgan Stanley Securities Ltd	4 March 2013	Sale of Ordinary	1084	€8.76
		Shares
Morgan Stanley Securities Ltd	4 March 2013	Sale of Ordinary	19	€8.75
		Shares
Morgan Stanley Securities Ltd	8 March 2013	Sale of Ordinary	1147	€8.60
		Shares
Morgan Stanley Securities Ltd	8 March 2013	Sale of Ordinary	81	€8.60
		Shares
Morgan Stanley Securities Ltd	8 March 2013	Sale of Ordinary	29	€8.61
		Shares
Morgan Stanley Securities Ltd	8 March 2013	Sale of Ordinary	54	€8.62
		Shares
Morgan Stanley Securities Ltd	8 March 2013	Sale of Ordinary	64	€8.60
		Shares
Morgan Stanley Securities Ltd	8 March 2013	Sale of Ordinary	253	€8.62
		Shares
Morgan Stanley Securities Ltd	8 March 2013	Sale of Ordinary	157	€8.60
		Shares
Morgan Stanley Securities Ltd	11 March 2013	Sale of Ordinary	601	€8.95
		Shares
Morgan Stanley Securities Ltd	11 March 2013	Sale of Ordinary	464	€8.95
		Shares
Morgan Stanley Securities Ltd	11 March 2013	Sale of Ordinary	1328	€8.96
		Shares
Morgan Stanley Securities Ltd	11 March 2013	Sale of Ordinary	449	€8.96
		Shares
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Name	Date of dealing	Nature of transaction	Number of relevant Elan securities	Price
Morgan Stanley Securities Ltd	11 March 2013	Sale of Ordinary	602	€8.98
		Shares
Morgan Stanley Securities Ltd	11 March 2013	Sale of Ordinary	572	€8.97
		Shares
Morgan Stanley Securities Ltd	11 March 2013	Sale of Ordinary	446	€9.01
		Shares
Morgan Stanley Securities Ltd	14 March 2013	Sale of Ordinary	2233	€9.06
		Shares
Morgan Stanley Securities Ltd	14 March 2013	Sale of Ordinary	265	€9.08
		Shares
Morgan Stanley Securities Ltd	3 April 2013	Sale of Ordinary	448	€8.70
		Shares
Morgan Stanley Securities Ltd	3 April 2013	Sale of Ordinary	544	€8.70
		Shares
Morgan Stanley Securities Ltd	3 April 2013	Sale of Ordinary	42	€8.73
		Shares
Morgan Stanley Securities Ltd	3 April 2013	Sale of Ordinary	500	€8.73
		Shares
Morgan Stanley Securities Ltd	3 April 2013	Sale of Ordinary	542	€8.70
		Shares
Morgan Stanley Securities Ltd	3 April 2013	Sale of Ordinary	22	€9.02
		Shares
Morgan Stanley Securities Ltd	4 April 2013	Sale of Ordinary	131	€9.01
		Shares
Morgan Stanley Securities Ltd	4 April 2013	Sale of Ordinary	704	€9.01
		Shares
Morgan Stanley Securities Ltd	4 April 2013	Sale of Ordinary	45	€9.01
		Shares
Morgan Stanley Securities Ltd	4 April 2013	Sale of Ordinary	335	€8.97
		Shares
Morgan Stanley Securities Ltd	4 April 2013	Sale of Ordinary	351	€8.99
		Shares
Morgan Stanley Securities Ltd	4 April 2013	Sale of Ordinary	226	€8.99
		Shares
Morgan Stanley Securities Ltd	4 April 2013	Sale of Ordinary	301	€8.98
		Shares
Morgan Stanley Securities Ltd	4 April 2013	Sale of Ordinary	75	€8.98
		Shares
Morgan Stanley Securities Ltd	5 April 2013	Acquisition of	858	€8.89
		Ordinary Shares
Morgan Stanley Securities Ltd	5 April 2013	Acquisition of	657	€8.823
		Ordinary Shares
Morgan Stanley Securities Ltd	5 April 2013	Acquisition of	100	€8.88
		Ordinary Shares
Morgan Stanley Securities Ltd	5 April 2013	Acquisition of	100	€8.87
		Ordinary Shares
Morgan Stanley Securities Ltd	5 April 2013	Acquisition of	416	€8.87
		Ordinary Shares
Morgan Stanley Securities Ltd	5 April 2013	Acquisition of	101	€8.87
		Ordinary Shares
Morgan Stanley Securities Ltd	5 April 2013	Acquisition of	37	€8.87
		Ordinary Shares
Morgan Stanley Securities Ltd	5 April 2013	Acquisition of	345	€8.87
		Ordinary Shares
Morgan Stanley Securities Ltd	5 April 2013	Acquisition of	638	€8.82
		Ordinary Shares
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Name	Date of dealing	Nature of transaction	Number of relevant Elan securities	Price
Morgan Stanley Securities Ltd	22 April 2013	Acquisition of Ordinary Shares	9200	€8.90
5.26.	During the relevant period, there were no dealings in relevant Elan securities by Citi or persons (other than exempt market makers or exempt fund managers) controlling or under the same control as Citi.
5.27.	During the relevant period there were no dealings in relevant Elan securities by Ondra or persons (other than exempt market makers or exempt fund managers) controlling or under the same control as Ondra.
5.28.	During the relevant period, there were no dealings in relevant Elan securities by any partner or member of the professional staff of A&L Goodbody engaged actively in relation to the Offer or otherwise customarily engaged in the affairs of Elan since 25 February 2011.
5.29.	During the relevant period, there were no dealings in relevant Elan securities by any partner or member of the professional staff of Cadwalader, Wickersham & Taft LLP who is actively engaged in relation to the Offer or otherwise customarily engaged in the affairs of Elan since 25 February 2011.
5.30.	During the relevant period, there were no dealings in relevant Elan securities by any partner or member of the professional staff of KPMG who is actively engaged in relation to the Offer or otherwise customarily engaged in the affairs of Elan since 25 February 2011.
5.31.	During the relevant period, there were no dealings in relevant Elan securities by a fund manager (other than an exempt fund manager) connected with Elan.
5.32.	During the relevant period, there were no dealings in relevant Elan securities by any person(s) with whom an arrangement relating to relevant Elan securities is in place with Elan or, so far as the Elan Directors are aware, an associate (by virtue of paragraphs (1) to (7) of the definition of “associate”) of Elan was interested, or held any short positions, in any relevant Elan securities.
5.33.	As at the disclosure date, and other than as may be set out above in this paragraph 5, there were no dealings in relevant Elan securities which the Company is required to disclose under the Irish Takeover Rules.
5.34.	Save for the Elan Shares that were repurchased and cancelled by Elan pursuant to the Tender Offer and the redemption of the “B” Executive Shares and non-voting Executive Shares as set out in paragraph 7.1, Elan has not redeemed or repurchased any relevant Elan securities during the disclosure period.
5.35.	To the best of Elan’s knowledge, the Directors, executive officers or affiliates do not intend, in respect of their own beneficial holdings of securities, to accept the Royalty Pharma Offer.
6.	INTERESTS, SHORT POSITIONS AND DEALINGS IN RELEVANT ROYALTY PHARMA SECURITIES
6.1.	As at the disclosure date Elan was not interested in, nor did it hold any short positions in, any relevant Royalty Pharma securities.
6.2.	As at the disclosure date, no Directors (including persons connected with them within the meaning of Chapter 1 Part IV of the Irish Companies Act 1990) were interested in, nor did they hold any short positions in, any relevant Royalty Pharma securities.
6.3.	As at the disclosure date, no Director was interested or held any short position in any relevant Royalty Pharma securities.
6.4.	During the disclosure period, there were no dealings in relevant Royalty Pharma securities by Elan.
6.5.	During the disclosure period, there were no dealings in relevant Royalty Pharma securities by Elan Directors.
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6.6.	As at the disclosure date, there were no dealings in relevant Royalty Pharma securities which Elan is required to disclose under the Irish Takeover Rules.
7.	REDEMPTIONS AND BUYBACKS
7.1.	Executive Shares

At Elan’s AGM on 24 May 2012, the Shareholders resolved, by special resolution, to convert the “B” Executive Shares and non-voting Executive Shares to redeemable shares. On 24 September 2012, the 21,375 “B” Executive Shares and 1,000 non-voting Executive Shares issued were redeemed for cash at par value and thereafter cancelled by Elan. There are currently no “B” Executive Shares or non-voting Executive Shares in issue.

7.2.	Dutch Auction Tender Offer

On 18 April 2013, pursuant to the Tender Offer, Elan re-purchased 88,888,888 Ordinary Shares (including Ordinary Shares represented by ADSs) from Davy for US$11.25 each for an aggregate purchase price of approximately US$1 billion. The 88,888,888 Ordinary Shares (including Ordinary Shares represented by ADSs) were subsequently cancelled by the Company.

8.	MATERIAL CONTRACTS

The following are details of material contracts (not being contracts entered into in the ordinary course of business) which have been entered into by any member of the Elan Group during the period commencing 25 February 2011 (being two years’ prior to the commencement of the Offer Period).

8.1.	Theravance Transaction

On 12 May 2013, the Company entered into a royalty participation agreement pursuant to which the Company will purchase a participation interest in potential future royalty payments related to four respiratory programs partnered by Theravance with GSK. RELVARTM ELLIPTATM/BREOTM ELLIPTATM, ANOROTM ELLIPTATM, MABA (Bifunctional Muscarinic Antagonist-Beta2 Agonist) monotherapy (“MABA ’081”), and vilanterol (“VI”) monotherapy. Under the terms of the Participation Agreement, Elan will make a one-time cash payment of $1.0 billion to Theravance in exchange for a 21% participation interest in the potential future royalty payments from the four programs when, as and if received by Theravance (the “Theravance Transaction”).

On 10 May 2013, the FDA approved BREOTM ELLIPTATM as an inhaled long-term, once-daily maintenance treatment of airflow obstruction in patients with chronic obstructive pulmonary disease (“COPD”). RELVARTM ELLIPTATM for the treatment of COPD and asthma patients is currently under review by the European Medicines Agency and in Japan. In addition, a New Drug Application for ANOROTM ELLIPTATM was accepted by the FDA in February of 2013, and the Prescription Drug User Fee Act goal date was set as 18 December 2013. MABA ‘081 is an investigational, single molecule bifunctional bronchodilator with both muscarinic antagonist and beta2 receptor agonist activities, which GSK and Theravance plan to advance into Phase 3- enabling studies in 2013.

For RELVARTM ELLIPTATM/BREOTM ELLIPTATM and VI monotherapy, Theravance is entitled to receive royalties from GSK of 15% of the first $3.0 billion of combined annual global net sales, and 5% of combined annual global net sales above $3.0 billion. If ANOROTM ELLIPTATM is approved and commercialized, royalties on annual global net sales are upward tiering and range from the mid-single digits to 10%. If MABA ‘081 is successfully developed and commercialized as monotherapy, Theravance is entitled to receive royalties from GSK of between 10% and 20% of the first $3.5 billion of annual global net sales, and 7.5% of all annual global net sales above $3.5 billion.

The Theravance Transaction is subject, among other things, to the approval of Shareholders. If Shareholder approval is obtained and the other closing conditions are met or waived, the Theravance Transaction is expected to close shortly after the Shareholder meeting called to approve the transaction, which is expected to occur in June 2013.

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8.2.	Tender Offer

On 22 February 2013, the Company announced that it would return up to US$1 billion to its Shareholders. This return of value to Shareholders was subsequently implemented by way of the Dutch Auction. Details of the main agreements to implement the Tender Offer are set out below. There were also a number of ancillary agreements including the following: (i) a Dealer Manager Agreement; (ii) an Information Agent Agreement; (iii) a Tender Agency Agreement; and (iv) a Receiving Agent Agreement.

8.2.1.	Repurchase Deed with Davy

On 11 March 2013, the Company entered into a Repurchase Deed with Davy. In accordance with the terms of the Repurchase Deed, the Company agreed to purchase from Davy, and Davy agreed to sell to the Company, the Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by it pursuant to the Tender Offer, at the same price paid by Davy for the Ordinary Shares. Under the terms of the Repurchase Deed, the Company also agreed to pay Davy, but subject to a trust in favour of the Company for an amount equal to the maximum amount payable by the Company to Davy in order to effect the subsequent repurchase of Ordinary Shares (including Ordinary Shares represented by ADSs) following the Tender Offer. The Repurchase Deed includes obligations on the part of, and obligations and warranties from, the Company. The consideration paid to Davy by the Company under the Repurchase Deed was approximately US$1 billion, being the value of the Ordinary Shares (including Ordinary Shares represented by ADSs) repurchased, and the applicable stamp duty payment to the Irish Revenue Commissioners.

8.2.2.	Deeds of Covenant

On 11 March 2013, the Company entered into a Deed of Covenant with Davy pursuant to which the Company has provided warranties to and agreed to indemnify Davy against liabilities incurred by it in connection with it purchasing the Ordinary Shares (including Ordinary Shares represented by ADSs) pursuant to the Tender Offer. On 11 March 2013, EIS, a wholly-owned subsidiary of the Company, also entered into a Deed of Covenant with Davy pursuant to which it agreed to pay certain costs and expenses incurred by Davy in connection with the Tender Offer.

8.2.3.	Dealer Management Agreement

The Company retained Citigroup Global Markets Inc. to act as Dealer Manager in connection with the Tender Offer. The Dealer Manager communicated with brokers, dealers, commercial banks and trust companies with respect to the Tender Offer. The Dealer Manager received a reasonable and customary fee for these services. The Company also agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Tender Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against various liabilities in connection with the Tender Offer. The Dealer Manager in the ordinary course of its business purchases and/or sells our securities, including the Ordinary Shares and ADSs for its own account and for the account of its customers. As a result, the Dealer Manager at any time may own certain of our securities, including the Ordinary Shares and ADSs. In addition, the Dealer Manager may tender Ordinary Shares into the Tender Offer for its own account.

8.2.4.	Information Agent Agreement

The Company retained Georgeson Inc. to act as information agent in connection with the Tender Offer in relation to the ADSs and in relation to receiving inquiries from holders of Ordinary Shares located in the US. The information agent was authorised to contact Shareholders by mail, telephone, email, facsimile and personal interviews and was authorised to request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The information agent received customary compensation for its services, was reimbursed by the Company for reasonable out-of-pocket expenses and was indemnified against certain liabilities in

25

connection with the Tender Offer, including certain liabilities under federal securities laws.

8.2.5.	Tender Agency Agreement

The Company retained Citibank to act as Tender Agent in connection with the Tender Offer. Pursuant to the Tender Agency Agreement, the Tender Agent was authorised to, among other things, receive tenders of ADSs, examine letters of transmittal to ascertain whether they had been properly completed or executed, instructed the Depositary to tender the Ordinary Shares underlying the ADSs that were validly tendered and facilitate payment to ADS Holders whose Ordinary Shares represented by their tendered ADSs were purchased in the Tender Offer. The Tender Agent received customary compensation for its services, was reimbursed by the Company for reasonable out-of-pocket expenses and was indemnified against certain liabilities in connection with the Tender Offer.

8.2.6.	Receiving Agent Agreement

The Company retained the Receiving Agent in connection with the Tender Offer in relation to the Ordinary Shares. The Receiving Agent was authorised to contact holders of Ordinary Shares by mail, facsimile and personal interviews and was authorised to request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Receiving Agent received customary compensation for its services, was reimbursed by the Company for reasonable out-of-pocket expenses and was indemnified against certain liabilities in connection with the Tender Offer. Davy was also a party to the Receiving Agent Agreement.

8.3.	Tysabri Transaction
8.3.1.	Asset Purchase Agreement

On 6 February 2013, the Company announced that it had entered into an Asset Purchase Agreement with Biogen International, an affiliate of Biogen, pursuant to which the Company agreed to transfer to Biogen International all of the Company’s interest in the intellectual property and other assets related to the development, manufacturing and commercialisation of Tysabri and other products licensed under an existing Collabor ation Agreement with Biogen and its affiliates.

Under the terms of the Asset Purchase Agreement, Biogen International made a payment of $3.25 billion to the Company on closing of the transaction, being 2 April 2013, and the Company will receive royalties on all future global net sales of Tysabri. During the first 12 months following the closing, the Company will receive a royalty of 12% on all global net sales of Tysabri. Thereafter, the Company will receive a royalty of 18% on annual global net sales up to and including $2.0 billion and a royalty of 25% on annual global net sales above $2.0 billion.

8.4.	Spin-Off of Neotope Biosciences Limited

On 13 August 2012, Elan announced the spin-off of its drug discovery platform business to a newly incorporated company Prothena. A Demerger Agreement was entered into between Elan and Prothena that set forth the principal actions that were undertaken in connection with the separation from Elan, and the distribution of Prothena’s ordinary shares to Shareholders.

For purposes of governing the on-going relationships between Elan and Prothena, after the separation and distribution and to provide for an orderly transition, Elan and Prothena entered into number of agreements including: (i) the Subscription and Registration Rights Agreement (ii) the Tax Matters Agreement; (iii) the Transitional Services Agreement; and (iv) the Research and Development Services Agreement.

Prior to the separation and distribution, pursuant to a series of internal reorganisation transactions between Elan and certain of its subsidiaries that remained with Elan following the separation and distribution, on the one hand, and the Prothena Subsidiaries, on the other hand, Elan allocated, assigned and transferred to the Prothena Subsidiaries the assets and liabilities that comprise the Prothena Business. The internal reorganisation transactions required a number

26

of agreements to be entered into, including, but not limited to: (i) the Amended and Restated Intellectual Property License and Contribution Agreement between Neotope, EPIL, and EPI dated 20 December 2012; (ii) the Intellectual Property License and Conveyance Agreement between Neotope Biosciences, EPIL and EPI dated 20 December 2012; and (iii) the Asset Purchase Agreement between PBI and EPI, as set out in more detail, and filed as exhibits, to the Form 10.

8.4.1.	Demerger Agreement

On 20 December 2012, Elan completed the separation of the Prothena Business into a new, publicly traded company incorporated in Ireland and admitted to trading on the NASDAQ Global Market on 21 December 2012. The separation of the Prothena Business from Elan was completed through a demerger under Irish law. The demerger was effected by Elan transferring its wholly-owned subsidiaries comprising the Prothena Business to Prothena, in exchange for Prothena issuing its ordinary shares directly to Elan shareholders, on a pro rata basis. Each Elan shareholder received one Prothena ordinary share for every 41 Elan ordinary shares or Elan ADSs held. In connection with the separation of the Prothena Business, Elan made a cash contribution to Prothena, which together with the consideration for 18% of Prothena’s ordinary shares (pursuant to the Subscription and Registration Rights Agreement set out in paragraph 8.4.2 below), totalled $125.0 million.

8.4.2.	Subscription and Registration Rights Agreement

On 8 November 2012, prior to the separation and distribution of the Prothena Business from Elan, a wholly-owned subsidiary of Elan, ES1, agreed (conditioned on the consummation of the separation and distribution) to subscribe for newly-issued ordinary shares of Prothena, representing 18% of the issued ordinary shares of Prothena (as calculated immediately following the consummation of such subscription), for a cash payment to Prothena of US$26.0 million. ES1 were allotted and issued 3,182,253 ordinary shares of US$0.01 each in the capital of Prothena on 20 December 2012.

Under the terms of the Subscription and Registration Rights Agreement, ES1 is entitled to customary demand registration rights, provided, however, that ES1 may not initiate more than six requests to exercise its demand registration rights (which include any shelf underwritten offerings) in the aggregate. Withdrawn requests will not count toward the total of six requests if certain conditions are satisfied. If Prothena is eligible to do so, the purchasing entity may request that it file an automatic shelf registration statement.

In addition, ES1 is entitled to customary piggyback registration rights, pursuant to which it may request that its shares be included in any offering of securities of the same class that Prothena initiates in its own right or on behalf of another shareholder.

ES1 will also vote the Prothena ordinary shares that it holds in proportion to the votes cast by the other Prothena shareholders. ES1 has granted Prothena a proxy to vote these shares in such proportion. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from ES1 to a person other than the Company or a member of the Elan Group.

8.4.3.	Tax Matters Agreement

Elan and Prothena entered into a Tax Matters Agreement on 20 December 2012 under which the tax liabilities relating to taxable periods before and after the separation and distribution was computed and apportioned between the parties and responsibility for payment of those tax liabilities (including any taxes attributable to the separation and distribution) was allocated between Elan and Prothena. Furthermore, the Tax Matters Agreement sets forth the rights of the parties in respect of the preparation and filing of tax returns, the handling of audits or other tax proceedings and assistance and cooperation and other matters.

8.4.4.	Transitional Services Agreement

Prothena and the Company entered into a Transitional Services Agreement on 20 December 2012 under which the Company provides to Prothena, and Prothena

27

provides to Elan, specified services to help ensure an orderly transition following the separation and distribution. The services provided by Elan under the Transitional Services Agreement include CMC/quality assurance, information services, IT services, facilities services, company secretarial services, finance services, legal services, compliance services and human relations services. The services provided by Prothena include finance services, Tysabri services and assisting in reviewing proposed Elan publications related to work done at Elan prior to the separation.

Elan expects that the Transitional Services Agreement will remain in effect until the expiration of the last time period for the performance of services thereunder, which is generally expected to be six months from the effective date of the separation and distribution (i.e. 20 June 2013) and in no event will be later than 31 December 2013.

The payment terms of the agreement generally provide that Prothena will pay Elan for the time spent by each Elan employee providing the services, which is calculated by the portion of the employee’s time dedicated to the provision of the services, plus forty per cent. The time for each employee is calculated using one of two specified rates per annum depending on the employee’s wage band. There is a fixed monthly charge for IT services of $75,000 for so long as those services are provided, and Prothena intends to obtain an alternative provider of IT services. Similarly, Elan pays Prothena for the time spent by each Prothena employee providing services to Elan, which is an agreed percentage of the employee’s time, based on the cost of providing those services plus forty per cent and including, as applicable, any fees for any services from Elan or Prothena provided by third party providers and invoiced to the recipient at cost. The services from Prothena will also be calculated using one of two specified rates per annum depending on the employee’s wage band. There will also be a fixed monthly charge of $6,000 to account for lab space and capital equipment used by Elan. Invoices are sent on a monthly basis. It is estimated that the payments under the Transitional Services Agreement by Elan are approximately $85,000 (excluding the fixed monthly charge) and payments under the Transitional Services Agreement by Prothena are approximately $420,000 (excluding the fixed monthly charge).

8.4.5.	Research and Development Services Agreement

Elan and Prothena entered into a Research and Development Services Agreement pursuant to which Prothena provides certain research and development services to Elan. The Research and Development Services Agreement sets out the scope of the services, the consideration to be paid for the services and the general principles around ownership of intellectual property as it relates to the services. The Research and Development Services Agreement is expected to be in effect for a period of not less than two years (i.e. December 2014).

The services provided for under the Research and Development Services Agreement include support for the ELND005 and ELND002 programs (which include the provision of expert advice and opinion in the areas of nonclinical safety/toxicology and pharmacology, regulatory support for nonclinical sections of pertinent documents, conducting and interpreting externally conducted nonclinical studies, and support in respect of the identification and maintenance of nonclinical expert advisors as required). These services are substantially similar to research services performed by Prothena for Elan prior to the separation and distribution.

The payment terms of the Research and Development Services Agreement provide that Elan is obliged to pay Prothena: (i) a fixed charge of $500,000 per year based on a charge for two Prothena employees providing the services at a rate of $250,000 each per annum, (ii) if the $500,000 fixed charge has been paid in any year, a variable charge of $250,000 per year for any additional Prothena employee that provides services for such year (calculated pro rata based on the number of days the Prothena employee provides services in such year), (iii) research costs including direct overheads and (iv) a mark-up of 10% applied to the fixed charge, variable charge (if any) and research costs such that the total payment reflects a cost-plus standard. The payments are made on a monthly basis.

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8.5.	EDT/Alkermes Business Combination

On 9 May 2011, Elan announced the merger of its global drug deliveries technology business, formerly known as EDT, with Alkermes, Inc., under a newly incorporated company, Alkermes. The transaction was a cash and shares transaction valued at approximately US$960 million. The main agreements in this transaction included the: (i) Business Combination and Plan of Merger Agreement; and (ii) Shareholders’ Agreement, set out in more detail below.

In addition, and prior to the merger Elan and certain of its subsidiaries and Alkermes carried out a reorganisation that carved out the assets and legal entities that comprise the EDT business and repositioned them under Alkermes. The reorganisation consisted of a series of asset transfers, share transfers and other inter-company transfers which is set out in more detail in the Schedule 14A filed by Alkermes with the SEC on 5 August 2011.

8.5.1.	Business Combination and Plan of Merger Agreement

On 16 September 2011, Alkermes and Elan completed the merger between Alkermes, Inc. and EDT. Alkermes, Inc. and EDT were combined under a new holding company incorporated in Ireland named Alkermes. In connection with the transaction, Elan received $500 million in cash and 31.9 million ordinary shares of US$0.01 each in the capital of Alkermes.

8.5.2.	Shareholders’ Agreement

On completion of the business combination, Elan, ES3, and Alkermes entered into a shareholders’ agreement. The shareholders’ agreement sets forth certain terms and conditions concerning the Alkermes ordinary shares to be owned by ES3 from and after the closing, which represent approximately 25% of the outstanding voting securities of Alkermes immediately following the merger.

8.5.3.	Sale of Alkermes Stake

The Underwriters entered into an Underwriting Agreement with ES3 and Alkermes on 8 March 2012 pursuant to which, Elan, through its wholly owned subsidiary, ES3, sold 76% (24.15 million ordinary shares) of its total shareholding of 31.9 million ordinary shares in Alkermes in a marketed underwritten registered offering. The shares were sold at a price of approximately $15.79 per share. Under the terms of the Underwriting Agreement, ES3 agreed that, subject to certain exceptions, for a period of 90 days from the date of the Underwriting Agreement, it and its affiliates would not, without the prior written consent of the Underwriters, dispose of or hedge any shares or any securities convertible into or exchangeable for the shares. The Underwriters were in their sole discretion entitled to release any of the securities subject to these lock-up agreements at any time without notice. ES3 agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make because of any of those liabilities. Elan received net proceeds of $380.9 million on its disposal of the shares, after the deduction of underwriter and other fees. After the disposal, Elan continued to own 7.75 million ordinary shares of Alkermes, representing an approximate 6% equity interest.

On 31 January 2013, Elan, through ES3, agreed to sell all of its remaining 7.75 million shares in Alkermes through Jefferies at a price equal to $21.90 per share pursuant to Rule 144 of the U.S. Securities Act. On 6 February 2013, the sale of the shares by ES3 to Jefferies was consummated. The aggregate purchase price for the sale of the shares was $169.7 million.

On 6 February 2013, Elan filed a Schedule 13D with the SEC whereby the Underwriting Agreement was amended to provide that as of 6 February 2013, Elan and ES3 no longer held any shares in Alkermes.

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9.	DIRECTORS’ SERVICE CONTRACTS
9.1.	G. Kelly Martin

On 7 January 2003, the Company and EPI entered into an agreement with Mr. Martin such that Mr. Martin was appointed president and CEO of the Company effective 3 February 2003.

Effective 7 December 2005, the Company and EPI entered into a new employment agreement with Mr. Martin, under which Mr. Martin continued to serve as the Company’s CEO with an initial base annual salary of $798,000. Under the 2003 agreement, Mr. Martin was eligible to participate in the Company’s annual bonus plan, performance-based stock awards and merit award plans. Under the new agreement, Mr. Martin was granted an option to purchase 750,000 Ordinary Shares with an exercise price per share of $12.03, vesting in three equal annual instalments (the 2005 Options). Mr. Martin’s employment agreement was amended on 19 December 2008 to comply with the requirements of Section 409A of the IRC.

On 2 June 2010, the Company and Mr. Martin agreed to amend his 2005 employment contract from an open-ended agreement to a fixed term agreement. Under this 2010 agreement, Mr. Martin committed to remain in his current role as CEO and director of the Company through to 1 May 2012. It was agreed that upon the completion of this fixed term Mr. Martin would then serve the Board as executive adviser through to 31 January 2013. Under this amendment, Mr. Martin’s base salary was increased from $800,000 to $1,000,000 per year effective 1 June 2010 and, when Mr. Martin moved to the role of executive adviser, his base salary was to be reduced to $750,000 per year, he would not be eligible for a bonus and he would retire from the Board. However, as 2012 represented a significant transformational period for the Company, it was decided by the Board that the Company and the Shareholders of the Company would be best served by Mr. Martin continuing his leadership through such a critical period and strategic inflection point. To that end, the Board requested that Mr. Martin extend his tenure as the CEO creating continuity and providing an opportunity to achieve further clarity for Elan’s strategic and financial path forward. Mr. Martin agreed to this request and the extension.

Effective 30 April 2012, the Company, EPI and Mr. Martin amended and restated Mr. Martin’s employment agreement. Under the amended and restated agreement, Mr. Martin’s term as CEO was extended indefinitely while his base salary remained at $1,000,000 per year, the vesting of his equity awards that were granted in February 2012 was accelerated to October 2012, the vesting of any equity awards granted in 2013 would receive partial acceleration upon termination of Mr. Martin’s employment, and Mr. Martin was awarded an option to purchase 486,000 Shares, (subsequently adjusted to 501,754 Shares on 20 December 2012, in connection with the separation and distribution of the Prothena Business), with an exercise price per Share of $13.79 (subsequently adjusted to $13.36 on 20 December 2012), and an RSU grant covering 81,000 Shares (subsequently adjusted to 83,626 Shares on 20 December 2012). The equity awards granted in April 2012 vest over a two year period.

In general, the amended and restated agreement continues until Mr. Martin resigns, is involuntarily terminated, is terminated for cause, dies or is disabled. Subject to certain conditions, if Mr. Martin’s employment is involuntarily terminated (other than for cause, death or disability), Mr. Martin leaves for good reason or Mr. Martin resigns on or after 2 April 2013, the Company will pay Mr. Martin a lump sum equal to two (three, in the event of a change in control) times his salary and target bonus.

Similarly, most options will be exercisable until the earlier of (i) two years from the date of termination or (ii) the tenth anniversary of the date of grant, or in the event of a change in control, the earlier of (i) three years from the date of termination or (ii) the tenth anniversary of the date of grant of the stock option.

In the event of such an involuntary termination (other than as the result of a change in control), Mr. Martin will, for a period of two years (three years in the event of a change in control), or, if earlier, the date Mr. Martin obtains other employment, continue to participate in the Company’s health and medical plans and the Company will pay Mr. Martin a lump sum of $50,000 to cover other costs and expenses. Mr. Martin will also be entitled to career transition assistance and the use of an office and the services of a full-time secretary for a reasonable period of time not to exceed two years (three years in the event of a change in control).

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In addition, if it is determined that any payment or distribution to Mr. Martin would be subject to excise tax under section 4999 of the IRC, or any interest or penalties are incurred by Mr. Martin with respect to such excise tax, then Mr. Martin shall be entitled to an additional payment in an amount such that after payment by Mr. Martin of all taxes on such additional payment, Mr. Martin retains an amount of such additional payment equal to such excise tax amount.

The agreement also obligates the Company to indemnify Mr. Martin if he is sued or threatened with suit as the result of serving as officer or director. The Company will be obligated to pay Mr. Martin’s attorney’s fees if he has to bring an action to enforce any of his rights under the employment agreement.

Mr. Martin is entitled to participate in the Company’s cash bonus plan and is eligible to receive an annual bonus based on the attainment of the applicable performance objectives set by the Committee (with a target annual bonus set at 100% of his then current salary).

Mr. Martin is eligible to participate in the retirement, medical, disability and life insurance plans applicable to senior executives in accordance with the terms of those plans. He may also receive financial planning and tax support and advice from the provider of his choice at a reasonable and customary annual cost.

9.2.	Non-Executive Directors

None of the Non-Executive Directors have a service contract with the Company or its subsidiaries or associated companies with more than 12 months to run. The annual fees paid to the Non-Executive Directors for the most recent year ended 31 December 2012 are set out in the table at paragraph 11.2 below. Details of the terms of appointment for the Non-Executive Directors are set out in section 11.6.2 below.

9.3.	Executive Officers

Executive officers have their terms of employment with an Elan Group company which entitles them to certain benefits upon involuntary termination, being a termination without cause or good reason. In general, executive officers who are not based in the United States are provided severance terms in line with the Elan US Severance Plan. For executive officers, the amounts payable on involuntary termination vary for each individual based on grade, and provide for a maximum payment of 78 weeks’ pay, and for an amount equal to the executive officer’s annual target bonus. In the case of termination without cause or not for good reason arising on or within two years following a change of control, the maximum severance payment is two and a half times annual salary plus an amount equal to the executive officer’s target annual bonus. One executive officer’s terms of employment are more beneficial than those laid out in the Elan US Severance Plan. In general, upon involuntary termination, all outstanding equity awards then held by the executive officer that would have vested within 12 months from the date of the involuntary termination, shall become exercisable for a period of 12 months from the date of such involuntary termination. Two executive officers have terms that provide for the full vesting of all outstanding equity awards held at the date of involuntary termination and for a period of up to two years thereafter to exercise options from that date. Upon involuntary termination on or within two years following a change of control, all outstanding equity options vest. Other costs covered on termination of employment include career transition services.

10.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Association of the Company limits the liability of the Directors and officers of the Company (other than an auditor) to the Company to the fullest extent permitted by Irish law. Under the Act, Elan may not exempt its Directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, Directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may be fairly excused as a result.

Elan has granted contractual indemnities to its Directors, its secretary and a number of members of its management team (“Indemnified Persons”). Under these contractual indemnities, the Indemnified Persons will be indemnified by Elan against certain liabilities. These contractual indemnities will remain in effect for as long as the Indemnified Persons are subject to any possible claim of a type covered by the indemnities. Certain matters are, however, excluded from these

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contractual indemnities, including any event based on any dishonest or fraudulent act or omission or willful misconduct by or on behalf of the Indemnified Persons. In the case of Elan’s Directors and secretary, their indemnities will only have effect so long as the indemnity complies with Irish law. Elan maintains a standard form of Directors’ and officers’ liability insurance policy, which provides coverage to its Directors and officers for certain liabilities.

11.	PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

Elan is a party to compensation and other agreements and arrangements with its Directors and executive officers. These are described in paragraphs 11.1 to 11.3 below and in items 6 and 7.B of the Form 20-F. The following information should be considered together with the information in items 6 and 7 of the Form 20-F.

11.1.	Executive officers’ and Directors’ Remuneration

For the year ended 31 December 2012, all Directors and executive officers that served during the year (17 persons) received total compensation of $6.4 million. For the year ended 31 December 2011, the total compensation for all Directors and executive officers was $7.8 million.

Elan reimburses Directors and executive officers for their actual business-related expenses. For the year ended 31 December 2012, an aggregate of $0.4 million ($0.5 million in 2011) was accrued to provide pension, retirement and other similar benefits for directors and officers. Elan also maintains certain health and medical benefit plans for the Company’s employees in which the Chief Executive Officer and the executive officers participate.

11.2.	Directors’ Remuneration

	Year Ended 31 December
	2012 Salary/ Fees	2012 Bonus	2012 Pension	2012 Benefit in kind	2012 Total	2011 Total
Executive Directors:
G. Kelly Martin	$1,000,000	$1,250,000	$7,500	$45,289	$2,302,789	$2,885,110
Total	1,000,000	1,250,000	7,500	45,289	2,302,789	2,885,110
Non-Executive Directors:
Robert A. Ingram	150,000	—	—	—	150,000	240,793
Lars Ekman(1)(4)	70,109	—	—	—	70,109	78,503
Hans Peter Hasler(2)	50,625	—	—	—	50,625	19,626
Gary Kennedy	92,500	—	—	—	92,500	92,500
Patrick Kennedy	75,000	—	—	—	75,000	75,000
Giles Kerr	82,500	—	—	—	82,500	82,500
Kieran McGowan(1)	95,000	—	—	—	95,000	95,000
Kyran McLaughlin(1)	67,500	—	—	—	67,500	84,292
Donal O’Connor	82,500	—	—	—	82,500	82,500
Richard Pilnik	55,000	—	—	—	55,000	60,604
Dennis J. Selkoe(3)	141,000	—	—	—	141,000	130,000
Andrew von Eschenbach(1)	67,500	—	—	—	67,500	19,626
Total	$2,029,234	$1,250,000	$7,500	$45,289	$3,332,023	$3,946,054

(1)	In 2012, all or some portion of Director’s fee was received in the form of RSUs which vest on the earlier of 10 years or 90 days after retirement from the Board.
(2)	Retired as Director on 1 October 2012.
(3)	Includes fees of $61,000 in 2012 (2011: $50,000) under a consultancy agreement.
(4)	Retired as Director on 7 December 2012.
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11.3.	Elements of Executive Director Remuneration
11.3.1.	Basic Salary

The basic salary of the Executive Director is reviewed annually having regard to personal performance, Company performance and market practice. Mr. Martin’s employment arrangements are described in greater detail in paragraph 9.1.

11.3.2.	Annual Cash Incentive Bonus

Elan operates a cash bonus plan in which all employees, including the Executive Director, are eligible to participate if and when Elan achieves its strategic and operating goals. Bonuses are not pensionable. The cash bonus plan operates on a calendar year basis. Elan measures its performance against a broad series of financial, operational and scientific objectives and measurements and set annual metrics relating to them. A bonus target, expressed as a percentage of basic salary, is set for all employees. Payment will be made based on a combination of individual, team and company performance.

11.3.3.	Share-Based Compensation

It is Elan’s policy, in common with other companies operating in similar industries, to award Share options and RSUs to management and employees, in line with the best interests of the Company. In 2006, Shareholders approved the 2006 LTIP which was amended in 2008 when Shareholders voted to increase the Shares available to be granted under this plan, which was indicated would meet the Company’s equity plan requirements for three years. At the 2012 AGM, Shareholders approved the 2012 LTIP which provides equity for the grant of up to 30 million Ordinary Shares. As with its predecessor, the purposes of the 2012 LTIP is to further advance the interests of the Company and its Shareholders by providing a means to attract, retain, and motivate employees, consultants and directors, to provide for competitive compensation opportunities, to encourage long term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long term value for Shareholders by aligning the interests of such persons with those of Shareholders. It is anticipated that the 2012 LTIP will meet the Company’s equity plan requirement for at least three years. Equity awards are usually made annually if and when Elan achieves its strategic and operating goals. Equity awards may also be granted to some individuals on joining the Company or on the occurrence of other specific events. The equity awards under the 2012 LTIP generally vest between one and four years and do not contain any performance conditions other than service.

11.4.	Stock & Incentive Plans

The Directors and executive officers will not be accepting the Offer in respect of their own shareholdings. If the Directors and executive officers were to accept the Offer in relation to the Elan Shares they own, they would receive cash on the same terms and conditions as other Shareholders.

As at the Latest Practicable Date, the Directors and the executive officers, in the aggregate, beneficially owned approximately 916,321 Elan Shares respectively (including Elan Shares underlying Elan ADSs but excluding any Elan Shares held under any incentive compensation plans maintained by Elan). If the Directors and executive officers accepted the Offer in relation to these Elan Shares and each Elan Share was exchanged for $10.25 per share in cash, the Directors and executive officers would receive an aggregate of approximately $9.4 million in cash. If the Directors and executive officers accepted the Offer in relation to these Elan Shares and each Elan Share was exchanged for $11.25 per share in cash (assuming that pay out on the net cash right referred to in the Offer Document was the maximum amount of US$1.00) the Directors and executive officers would receive an aggregate of approximately $10.3 million in cash.

In addition, the Directors and the executive officers hold vested and unvested awards under equity-based long term incentive compensation plans maintained by Elan, including the 2012 LTIP, the 2006 LTIP, the 1999 Plan and the 1996 Consultant Plan. A declaration that the Offer is wholly unconditional would constitute a change in control under the terms of each of these plans and the consequences for subsisting awards would be as described below.

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11.5.	Consequences of Offer on the Share Plans
11.5.1.	The 2012 LTIP

The 2012 LTIP was established for the benefit of employees, consultants and Directors. It is designed to recognise the significant contribution that executives make to Shareholder value and to incentivise executives to strive for long term performance. Awards under the 2012 LTIP to date have been in the form of (i) options, being a right to purchase Elan Shares at a specified price in a specified period of time and (ii) restricted stock units, being units that represent Elan’s obligation to deliver or issue one Share per unit at the end of a specified deferral period. Options are granted with an option price equal to market value at the date of grant and typically vest in increments over a 3 year period (1/3 per year). Once vested, the options may be exercised at any time up to the 10th anniversary of the date of grant, except in certain circumstances e.g. on a termination of employment. RSUs typically vest in increments over a 3 year period (1/3 per year) and at vesting one Elan Share is distributed for each vested RSU to the holder within 30 days following the date of vesting.

The Offer, if declared wholly unconditional, will constitute a “change in control” under the 2012 LTIP. Upon a change in control, the following provisions apply to awards made under the 2012 LTIP:

(a)	Unless the Committee determines otherwise, all outstanding options that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding awards, such as RSUs, shall be converted to similar awards of the surviving corporation (or a parent or subsidiary of the surviving corporation).
(b)	Notwithstanding the foregoing, the Committee may take any of the following actions with respect to any or all outstanding options and RSU awards:
i.	determine that outstanding options accelerate and become exercisable, in whole or in part, upon the change in control
ii.	determine that the restrictions and conditions on outstanding RSUs lapse, in whole or in part, upon the change in control
iii.	determine that eligible persons holding RSUs receive a payment in settlement of such RSUs in an amount determined by the Committee
iv.	require that participants surrender their outstanding options in exchange for a payment by the Company, in cash or stock, as determined by the Committee, in an amount equal to the amount by which the then fair market value of the Shares subject to the participant’s unexercised options exceeds the exercise price of the options
v.	after giving participants an opportunity to exercise their outstanding options, terminate any or all unexercised options at such time as the Committee deems appropriate. Such surrender, termination or settlement shall take place as of the date of the change in control or such other date as the Committee may specify.

The Committee has no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding awards continue in effect according to their terms (subject to any assumption of said awards as set out above).

Furthermore, if within 24 months following a change in control the award holder’s employment ceases for any reason other than “cause” or a holder resigns for “good reason”, and the option or RSU award has continued to subsist following such change in control, the entire award vests and in the case of options may be exercised within 90 days of such cessation.

As at the Latest Practicable Date, if as a result of the Offer all 2012 LTIP awards were to vest in full and the underlying shares acquired were then sold under the terms of the Offer, the relevant Non-Executive Directors and the executive officers would receive cash

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payments with respect to their awards under the 2012 LTIP of $4.6 million (calculated, net of exercise costs, using the Offer value of $10.25 per Elan Share), or $5.3 million (calculated, net of exercise costs, using the Offer value of $11.25 per Elan Share).

11.5.2.	The 2006 LTIP

The position for awards of options and RSUs held under the 2006 LTIP is as outlined for the 2012 LTIP above.

As at the Latest Practicable Date, if as a result of the Offer all 2006 LTIP awards were to vest in full and the underlying shares acquired were then sold under the terms of the Offer, the relevant Directors and the executive officers would receive cash payments with respect to their awards under the 2006 LTIP of $19.1 million (calculated net of exercise cost using the Offer value of $10.25 per Elan Share), or $23.7 million (calculated net of exercise cost using the Offer value of $11.25 per Elan Share).

11.5.3.	The 1999 Plan

The 1999 Plan was established for the benefit of employees and salaried directors to enable Elan to grant options on a discretionary basis in order to promote the long term success of Elan and the creation of shareholder value by encouraging key employees to focus on critical long range objectives and to attract and retain individuals with exceptional qualifications. The 1999 Plan provides for the grant of options to acquire Elan Shares at not less than 100% of the market value on the date of grant of the option. Options may be exercised up to the 10th anniversary of the date of grant.

The Offer, if declared wholly unconditional, would constitute a “change in control” under the 1999 Plan and the Committee can determine at the time of the grant of any time thereafter that options may be accelerated in part of in full upon such event. If the surviving company (being the acquiring company in a takeover situation) does not assume the options, the consequences will be as follows:

i.	the holder receives a cash payment equal to the difference between the price per Shares being paid for Elan Shares and the option exercise price per Share multiplied by the number of Shares he/she holds under option; or
ii.	acceleration of the option and to the extent not then exercised by the holder, cancellation of said option; or
iii.	substitution of the option for options over Shares in the surviving (acquiring) company.

As at the Latest Practicable Date, if as a result of the Offer all 1999 Plan options were to vest in full and the underlying shares acquired were then sold under the terms of the Offer the executive officers would receive cash payments with respect to their awards under the 1999 Plan of $5.3 million (calculated net of exercise cost using the Offer value of $10.25 per Elan Share), or $6.34 million (calculated net of exercise cost using the Offer value of $11.25 per Elan Share).

11.5.4.	The 1996 LTIP

The position for awards of options held under the 1996 LTIP is as outlined for the 1999 Plan above.

As at the Latest Practicable Date, if as a result of the Offer all of the options under the 1996 LTIP were to vest in full and the underlying Shares acquired were then sold under the terms of the Offer, the executive officers would receive cash payments with respect to their awards under the 1996 LTIP of $1.04 million (calculated net of exercise cost using the Offer value of $10.25 per Elan Share), or $1.39 million (calculated net of exercise cost using the Offer value of $11.25 per Elan Share).

11.5.5.	The 1996 Consultant Plan

The 1996 Consultant Plan was established for the benefit of non-employee consultants to enable Elan to grant options on a discretionary basis in order to promote the long term success of Elan and the creation of shareholder value by encouraging consultants to

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focus on critical long range objectives and to attract and retain individuals with exceptional qualifications. The 1996 Consultant Plan provides for the grant of options to acquire Elan Shares at not less than 100% of the market value on the date of grant of the option. Options may be exercised up to the 10th anniversary of the date of grant.

The position for awards of options held under the 1996 Consultant Plan is as outlined for the 1999 Plan above.

As at the Latest Practicable Date, if as a result of the Offer all of the 1996 Consultant Plan options were to vest in full and the underlying shares acquired were then sold under the terms of the Offer, the relevant Non-Executive directors, would receive cash payments with respect to their awards under the 1996 Consultant Plan of $0.08 million (calculated net of exercise cost using the Offer value of $10.25 per Elan Share), or $0.12 million (calculated net of exercise cost using the Offer value of $11.25 per Elan Share).

11.6. Related Party Transaction

11.6.1.	Transactions with Directors

Except as set out in this document, there are no service contracts in existence between any of the Directors and Elan.

11.6.2.	Non-Executive Directors’ Terms of Appointment
Period	Three-year term which can be extended by mutual consent, contingent on satisfactory performance and re-election at the AGM.

Termination	By the Director or the Company at each party’s discretion without compensation.

Fees
	Board Membership Fees
	Chairman’s Fee	$150,000	(1)
	Director’s Fee	$55,000	(2)
	Additional Board/Committee Fees
	Lead Independent Director’s Fee	$20,000
	Audit Committee Chairman’s Fee	$25,000	(2)
	Audit Committee Member’s Fee	$15,000
	Other Committee Chairman’s Fee	$20,000	(2)
	Other Committee Member’s Fee	$12,500
Equity	Non-Executive Directors are entitled to be considered for an annual equity award, based on the recommendation of the Committee and supported by the advice of the Committee’s compensation consultants. Such equity awards are normally granted in February of each year and are currently made in the form of RSUs. The awards made in February 2013 (prior to the commencement of the Offer Period) will had the following grant date fair values:
	Chairman	$400,000	(1)
	Other Non-Executive directors	$200,000	(2)
Expenses	Reimbursement of travel and other expenses reasonably incurred in the performance of their duties.

Time commitment	Five scheduled in-person board meetings, the AGM and relevant committee meetings depending upon board/committee requirements and general corporate activity.
	Non-Executive Directors are also expected to be available for a number of unscheduled board and committee meetings, where applicable, as well as to devote appropriate preparation time ahead of each meeting.
Confidentiality	Information acquired by each Director in carrying out their duties is deemed confidential and cannot be publicly released without prior clearance from the chairman of the board.
(1)	The chairman’s compensation for 2013 consists of a fee of $150,000 ($150,000 for 2012) and RSUs with a grant date fair value of $400,000 ($400,000 for 2012), amounting to a total value of $550,000 for 2013 ($550,000 for 2012). The chairman does not receive additional compensation for sitting on board committees.
(2)	Inclusive of committee membership fee.
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12.	CONSENTS
12.1.	Davy Corporate Finance, has given and not withdrawn its written consent to the issue of this document including references to its name in the form and context which they appear and to the inclusion herein of the Financial Advisors’ report on the Profit Forecast set out in Appendix II and to the inclusion of the Financial Advisors’ report on the Quarterly Financial Information set out in Appendix II.
12.2.	Morgan Stanley, has given and not withdrawn its written consent to the issue of this document including references to its name in the form and context which they appear and to the inclusion herein of the Financial Advisors’ report on the Profit Forecast set out in Appendix II and to the inclusion of the Financial Advisors’ report on the Quarterly Financial Information set out in Appendix II.
12.3.	Ondra, has given and not withdrawn its written consent to the issue of this document including references to its name in the form and context which they appear and to the inclusion herein of the Financial Advisors’ report on the Profit Forecast set out in Appendix II and to the inclusion of the Financial Advisors’ report on the Quarterly Financial Information set out in Appendix II.
12.4.	Citi, has given and not withdrawn its written consent to the issue of this document including references to its name in the form and context which they appear and to the inclusion herein of the Financial Advisors’ report on the Profit Forecast set out in Appendix II and to the inclusion of the Financial Advisors’ report on the Quarterly Financial Information set out in Appendix II.
12.5.	KPMG, has given and not withdrawn its written consent to the issue of this document including references to its name in the form and context which they appear and to the inclusion herein of the Independent Review Report on the Profit Forecast set out in Appendix II to the inclusion of the Independent Review Report on the Quarterly Financial Information set out in Appendix II.
13.	MATERIAL CHANGES

The trading and financial position of the Elan Group has changed since the 31 December 2012, being the date to which the last published audited accounts of the Elan Group were prepared, as follows.

13.1.	Alkermes

As set out in paragraph 8.5.3 of this Appendix I under ‘Material Contracts’, on 31 January 2013, Elan announced that we agreed to sell all of our remaining 7.75 million ordinary shares of Alkermes. The sale closed on 6 February 2013 and we received proceeds of $169.7 million. The Elan Group recognised a realised gain on the disposal of the Alkermes available-for-sale investment of $43.2 million under U.S. Generally Accepted Accounting Principles during the first quarter of 2013.

13.2.	Cash Dividend

On 4 March 2013, the Company announced the approval by the Directors of a cash dividend programme, whereby a percentage of the Tysabri royalty to be paid to Elan by Biogen pursuant to the Tysabri Transaction, will be paid to shareholders as a dividend. The initial percentage of the Tysabri royalty to be paid out to Shareholders as a dividend is 20% of these royalties. The Company expects to pay these cash dividends to its Shareholders in twice-yearly instalments. The first dividend is expected to be paid in the fourth quarter of 2013. Payment of the dividends will be made in accordance with applicable law, including, where applicable, shareholder approval.

37

13.3.	Biogen

As set out in paragraph 8.3 of this Appendix I under ‘Material Contracts’, on 2 April 2013 Biogen International made a payment of $3.25 billion to the Company on closing of the Tysabri Transaction, being 2 April 2013, and the Company will receive royalties on all future global net sales of Tysabri. In particular, during the first 12 months following the closing of the Tysabri Transaction, the Company will receive a royalty of 12% on all global net sales of Tysabri. Thereafter, the Company will receive a royalty of 18% on annual global net sales up to and including $2.0 billion and a royalty of 25% on annual global net sales above $2 billion. The Elan Group will recognise a gain on the disposal of the Tysabri business of approximately $3 billion in the 2013 consolidated financial statements.

13.4.	Indentures

Pursuant to the indenture governing the 6.25% Notes, the Company is subject to certain covenants that restrict or prohibit its ability to engage in or enter into a variety of transactions, including the consummation of the Tender Offer. On 2 April 2013, the Company announced that it has issued an irrevocable notice of redemption to redeem all of the $600 million in aggregate principal amount of outstanding 6.25% Notes of its wholly owned subsidiaries, Elan Finance public limited company and Elan Finance Corp. The redemption occurred on 2 May 2013.

The notice of redemption specifies that the redemption price will be equal to $1,180.84 per $1,000 principal amount of the 6.25% Notes, which represents 100% of the principal amount of the 6.25% Notes, plus a premium, plus accrued and unpaid interest of $2.95 per $1,000 principal amount of the 6.25% Notes, which represents accrued but unpaid interest on the 6.25% Notes from 15 April 2013, the most recent interest payment date of the 6.25% Notes prior to the redemption date, to 2 May 2013. The Elan Group expect to incur a net charge on debt retirement in the 2013 Consolidated Financial Statements of approximately $119 million in connection with the redemption of these notes, including an early redemption premium and the write-off of unamortised deferred financing costs.

13.5.	Tender Offer

As set out in paragraph 8.2 of this Appendix I under ‘Material Contracts’, the Tender Offer closed on 18 April 2013 and settled on 25 April 2013. The consideration paid to Davy by the Company under the Repurchase Deed was US$1 billion, being the value of the Ordinary Shares (including Ordinary Shares represented by ADSs) repurchased. The distributable reserves of the Company were reduced by an equivalent amount.

13.6.	As set out in paragraph 8.1 of this Appendix I under ‘Material Contracts’, the Company entered into a royalty participation agreement with Theravance on 12 May 2013 pursuant to which the Company will receive a participation interest in potential future royalty payments related to four respiratory programmes partnered by Theravance with GSK - RELVAR ELLIPTA/BREO ELLIPTA, ANORO ELLIPTA, MABA 081 and VI. If the Theravance Transaction is approved by Shareholders, Elan will make a one-time cash payment of US$1.0 billion to Theravance in exchange for a 21% participation interest in the potential future royalty payments from the four programmes when, as and if received by Theravance from GSK.

14.	PERSONS RETAINED IN RELATION TO THE OFFER
14.1.	The Company has retained the Financial Advisors in connection with the Royalty Pharma Offer. The Company has agreed to pay the Financial Advisors certain customary fees for the provision of their services in connection with the Offer. Morgan Stanely, Citi and Ondra are acting as independent financial advisors for the purposes of Rule 3 of the Irish Takeover Rules.
14.2.	The Company has engaged Lake Isle, together with Innisfree, in connection with its communications to holders of Ordinary Shares and ADSs. The Company has agreed to pay Lake Isle and Innisfree customary fees for the provision of their services in connection with the Offer.
14.3.	Save as set out above, neither Elan nor any person acting on its behalf has employed, retained or compensated any person to make solicitations or recommendations to Shareholders on its behalf in connection with the Offer nor does it currently intend to do so.

38

15.	PLANS OR PROPOSALS RELATING TO THE OFFER

In the last several months the CEO of the Company and members of the Company’s executive management team have met CEOs of other companies around the world to discuss potential transactions with them, as part of the Company’s previously-announced strategic planning. The Board has determined that disclosure with respect to the parties to, and the possible terms of any transactions or proposals would jeopardise any discussions that Elan may engage in and therefore would not be in the interests of Shareholders. Accordingly, the Board has instructed management not to disclose the possible terms of any such transactions or proposals, or the parties thereto, unless and until an agreement in principle relating thereto has been reached or, upon the advice of counsel, as may otherwise be required by law.

16.	ADDITIONAL INFORMATION
16.1.	Compulsory Acquisition Procedure
16.1.1.	If the Offer becomes or is declared wholly unconditional, Royalty Pharma may become entitled to acquire compulsorily any outstanding Elan Shares pursuant to the provisions of the Irish Takeover Regulations. Royalty Pharma would only become entitled to do this in the event that it has acquired or unconditionally contracted to acquire 90% of the Elan Shares to which the Royalty Pharma Offer relates by nominal value; and (ii) 90% of the rights in the Company to which the Royalty Pharma Offer relates. Under the Irish Takeover Regulations, and subject to having reached the required thresholds, Royalty Pharma would be entitled to acquire compulsorily the Elan Shares of non-accepting Shareholders on the terms of the Offer by way of notice given to the non-accepting Shareholders within three months of the last date on which Shareholders can accept the Offer.

16.1.2.	Payment for the Elan Shares of the non-accepting Shareholders would be made, and the Elan Shares of the non-accepting Shareholders would be transferred to Royalty Pharma, in accordance with the provisions of the Irish Takeover Regulations.
16.1.3.	A Shareholder who receives a notice of compulsory acquisition from Royalty Pharma may apply to the Irish High Court for relief. However such applications are potentially costly for Shareholders and are unusual because, absent any clear inequity, the courts are reluctant to interfere when the offeror company has achieved the required threshold (i.e. 90% in this instance). An application to the Court could however delay Royalty Pharma reaching 100% control of the Company.
16.2.	Delisting
16.2.1.	If the Offer becomes or is declared wholly unconditional and sufficient acceptances are received, Royalty Pharma has stated in the Offer Document at paragraph 12 of the section entitled “Letter from the Chairman of Royalty Pharma” that it intends to apply for the cancellation of the Company’s listing of Ordinary Shares on the Irish Stock Exchange and ADSs on the NYSE.
16.2.2.	Royalty Pharma has stated in the Offer Document at paragraph 12 of the section entitled “Letter from the Chairman of Royalty Pharma” that it intends to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law to cause the deregistration of the ADSs under the US Exchange Act as soon as practicable after such delisting.
16.2.3.	Royalty Pharma has stated in the Offer Document at paragraph 12 of the section entitled “Letter from the Chairman of Royalty Pharma” that, if the Offer becomes or is declared wholly unconditional and sufficient acceptances are received, the Company, once delisted, will be reregistered as a private company.
16.3.	Anti-trust
16.3.1.	United States

Under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules that have been promulgated thereunder by the FTC and the DOJ, certain acquisition transactions may not be consummated unless certain information has

39

been furnished to the DOJ and the FTC and certain waiting period requirements have been satisfied. The terms of the Offer anticipate such a filing requirement. As the target of a cash tender offer, Elan would be required to submit a Notification and Report Form to the FTC and the DOJ within 10 calendar days of Royalty Pharma’s filing.

Under the provisions of the HSR Act applicable to cash tender offers, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Royalty Pharma, unless early termination of the waiting period is granted or Royalty Pharma receives a request for additional information or documentary material prior thereto. If such a request is made to Royalty Pharma, the waiting period will be extended until 10 calendar days after Royalty Pharma’s substantial compliance with such request, unless terminated earlier. Elan also may receive such a request and would be required to respond; however, Elan’s substantial compliance with such request does not affect the waiting period.

In addition, at any time before or after the consummation of the Offer, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary to enforce the antitrust laws, including seeking to enjoin the purchase of Ordinary Shares and ADSs pursuant to the Offer or seeking actions under the antitrust laws to enjoin consummation of the Offer. Private parties who may be adversely affected by the proposed transaction and individual states also may bring legal actions under the antitrust laws.

16.3.2.	European Union and Irish Competition Filings

The European Union Merger Regulation (Regulation 139 of 2004) and the Irish Competition Act require notification of and approval by the European Commission or the ICA (as the case may be), of mergers or acquisitions involving parties with worldwide, European Union or (in the case of the Irish Competition Act) Irish sales exceeding given thresholds. A merger or acquisition subject to the requirements of the European Union Merger Regulation shall not be implemented either before its notification or until it has been declared compatible with the common market pursuant to a decision by the European Commission or on the basis of a presumption of such compatibility upon expiration of a waiting period of 25 business days following notification. A merger or acquisition subject to the requirements of the merger control provisions of the Irish Competition Act shall not be implemented until it has been notified to the ICA and either the ICA has determined that it would not substantially lessen competition in any market in Ireland or upon expiration of the waiting period following notification to the ICA. In each, the review periods may be extended where the parties offer commitments to the European Commission or, as the case may be, the ICA. The review periods may also be extended by the European Commission or, as the case may be, the ICA, to address competition concerns. To the extent a merger or acquisition is required to be notified to the European Commission pursuant to European Union Merger Regulation, no notification to the ICA is required pursuant to the Irish Competition Act.

17.	GENERAL
17.1.	No person has been authorised to give any information or make any representation other than those contained in this document and, if given or made, such information or representations must not be relied upon as having been authorised by Elan, Davy, Davy Corporate Finance, Morgan Stanley, Ondra, Citi and KPMG. Neither the publication of this document nor any transactions made on the basis hereof shall, under any circumstances, create an implication that there has been no change in the affairs of Elan since the date hereof or that the information is correct as of any time subsequent to its date.
17.2.	The Irish Takeover Rules require the Board to give its opinion with respect to certain aspects of the Offer (including the reasons for forming such opinions). Such matters include the effect of the Offer on Elan’s interests, including, specifically, employment and the Board views on Royalty Pharma’s strategic plans for Elan and their likely repercussions on employment and the locations of Elan’s places of business.

Royalty Pharma in its Offer Document admits that it is not a pharmaceutical company, that it does not itself conduct research or sell products and that its policy with regard to non-royalty assets is to seek partners.

40

Accordingly, and based on the opinions set forth by Royalty Pharma in the Offer Document, it is the view of the Elan Board that, should the Offer succeed, Royalty Pharma intends to sell all of Elan’s assets other than Elan’s rights arising from the Tysabri Transaction. In addition, should the Offer succeed, the Elan Board believes that Royalty Pharma will seek to close Elan’s offices (including its principal executive office) and will undertake a significant headcount reduction with few if any employees retained following such reduction.

17.3.	Neither the contents of the Elan website nor any other website referred to within this document forms part of this document.
18.	DOCUMENTS AVAILABLE FOR INSPECTION
18.1.	Copies of the following documents are available for inspection during normal business hours on any Business Day at the offices of A&L Goodbody, IFSC, North Wall Quay, Dublin 1, Ireland for as long as the Offer remains open for acceptance:
18.1.1.	this document;
18.1.2.	the Memorandum and Articles of Association of the Company;
18.1.3.	the published audited consolidated financial accounts of the Company for the years ended 31 December 2012 and 31 December 2011;
18.1.4.	the 2012 Amended and Restated Employment Agreement, dated as of April 30 2012, between EPI, Elan and Mr. G. Kelly Martin;
18.1.5.	the material contracts referred to in paragraph 8 of Appendix I;
18.1.6.	the Independent Review Report of KPMG, the report of the Financial Advisors and the Quarterly Financial Information, the report of KPMG, the report of the Financial Advisors and the Profit Forecast and the consents of KPMG and the Financial Advisors, to the inclusion of their respective reports in the form and context in which they are included in this document; and
18.1.7.	copies of any report, letter, valuation, announcement or other documents, any part of which is exhibited or referred to in any document issued by, or on behalf of, the Company during the course of the Offer and pursuant to Rule 26(b)(iv) of the Irish Takeover Rules.

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APPENDIX II

PROFIT FORECAST

1.	BACKGROUND

In the absence of any unforeseen circumstances and on the basis of preparation and principal assumptions set out below the Directors make the following forecast of profitability for the year ending 31 December 2013 (the Profit Forecast):

1.1.	Elan expects Tysabri in-market sales to increase by approximately 15% in 2013 over the $1.6 billion recorded in 2012.
1.2.	Excluding Tysabri, aggregate SG&A and R&D expenses are expected to be in the range of $170 million to $190 million.
1.3.	Elan expects to contribute approximately $60-$80 million to Janssen Alzheimer Immunotherapy during 2013.

This profit forecast was made by the Company as part of its guidance issued in its statement of fourth quarter and full year 2012 financial results published on 6 February 2013.

As the Profit Forecast constitutes a profit forecast for the purposes of the Irish Takeover Rules, the Irish Takeover Rules requires that the Profit Forecast be reported on by Elan’s reporting accountants and financial advisors in accordance with Rule 28 of the Irish Takeover Rules.

2.	THE ASSUMPTIONS

The principal assumptions on which the Profit Forecast are based are set out below.

2.1.	There will be no material change in the ownership and control of Elan prior to 31 December 2013.
2.2.	Save for the Theravance Transaction, which was announced by Elan on 13 May 2013 and which, on completion, is not expected to impact the validity of the Profit Forecast, there will be no material acquisitions or disposals by Elan during the profit forecast period.
2.3.	There will be no material restructuring activities or reduction in work force announced by Elan prior to 31 December 2013.
2.4.	There will be no material adverse change in economic conditions in the markets in which the Group operates.
2.5.	Rates of interest, taxation, inflation and foreign currency exchange rates will not change significantly during the forecast profit period.
2.6.	Any changes in relevant legislation, healthcare reimbursement and reform, governmental policy or other regulatory requirements will not materially affect the results of the Elan Group.
2.7.	There will be no significant adverse impact on Tysabri in-market sales from new competing products in the multiple sclerosis market.
2.8.	There will be no significant delay in the manufacture or supply of Tysabri or in the supply of raw materials for Tysabri which would adversely affect Tysabri in-market sales.
2.9.	There will be no material adverse change to financial forecasts for Janssen Alzheimer Immunotherapy during the forecast period.
2.10.	There will be no material unprovided costs arising from litigation, legislative or regulatory requirements of which the Elan Group is not yet aware.

42

Appendix II continued

Private and confidential

The Directors

Elan Corporation, plc

Treasury Building

Lower Grand Canal Street

Dublin 2

Ireland

Davy Corporate Finance	Morgan Stanley & Co. International plc	Citigroup Global Markets Limited	Ondra LLP
Davy House	20 Bank Street	33 Canada Square	125 Old Broad Street
49 Dawson Street	London	Canary Wharf	London EC2N 1AR
Dublin 2	E14 4AD	London E14 5LB	United Kingdom
Ireland	United Kingdom	United Kingdom

15 May 2013

Dear Sir or Madam:

Accountant’s report on profit forecast
Elan Corporation, plc

We report on the profit forecast comprising a forecast of Tysabri in-market sales for 2013, aggregate SG&A and R&D expenses (excluding Tysabri) for 2013 and the expected contribution to Janssen Alzheimer Immunotherapy to be incurred by Elan Corporation, plc (the “Company”) and its subsidiary undertakings (the “Group”) for the year ending 31 December 2013 (the “Profit Forecast”). The Profit Forecast, and the material assumptions upon which it is based, are set out in Appendix II of the First Response Circular (the “Document”) dated 15 May 2013. This report is required by Rule 28.3(a) of the Irish Takeover Panel Act, 1997, Takeover Rules, 2007 (the “Takeover Rules”) and is given for the purpose of complying with that rule and for no other purpose. Accordingly, we assume no responsibility in respect of this report to the offeror or to any person connected to, or acting in concert with, the offeror, or to any other person who is seeking or may in future seek to acquire control of the Company (an “Alternative Offeror”) or to any person connected to, or acting in concert with, an Alternative Offeror.

Responsibilities

It is the responsibility of the directors of the Company (the “Directors”) to prepare the Profit Forecast in accordance with the requirements of the Takeover Rules.

It is our responsibility to form an opinion as required by the Takeover Rules as to the proper compilation of the profit forecast and to report that opinion to you.

Save for any responsibility which we may have to those persons to whom this report is expressly addressed, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in accordance with this report or our statement, required by and given solely for the purposes of complying with Rule 28.4 of the Takeover Rules, consenting to its inclusion in the Document.

Basis of Preparation of the Profit Forecast

The Profit Forecast has been prepared on the basis stated on page 42 of the Document and is based on the unaudited interim financial results for the three months ended 31 March 2013, and a forecast for the nine months to 31 December 2013. The Profit Forecast is required to be presented on a basis consistent with the accounting policies of the Group.

Basis of opinion

We conducted our work in accordance with Standards for Investment Reporting issued by the Auditing Practices Board of the United Kingdom and Ireland. Our work included evaluating the basis on which the historical financial information included in the Profit Forecast has been prepared and considering whether the Profit Forecast has been accurately computed based upon the disclosed assumptions and the accounting policies of the Group. Whilst the assumptions upon which the Profit Forecast are based are solely the responsibility of the Directors, we considered whether anything came to our attention to indicate that any of the assumptions adopted by the Directors which, in our opinion, are necessary for a proper understanding of the Profit Forecast have not been disclosed or if any material assumption made by the Directors appears to us to be unrealistic.

43

Appendix II continued

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Forecast has been properly compiled on the basis stated.

Since the Profit Forecast and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecast and differences may be material.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion the Profit Forecast, so far as the accounting policies and calculations are concerned, has been properly compiled on the basis of the assumptions made by the Directors and the basis of accounting used is consistent with the accounting policies of the Group.

Yours faithfully

KPMG

Chartered Accountants
Dublin, Ireland

44

Appendix II continued

Morgan Stanley & Co.	Davy Corporate	Citigroup Global	Ondra LLP
International plc	Finance	Markets Limited	125 Old Broad Street
25 Cabot Square	Davy House,	Citigroup Centre	London EC2N 1AR
Canary Wharf	49 Dawson Street	33 Canada Square	United Kingdom
London	Dublin 2, Ireland	Canary Wharf
E14 4QA		London
United Kingdom		E14 5LB
United Kingdom

Registered in England and	Registered in Ireland	Registered in England and	Registered in England and
Wales No. 2068222	No. 127823	Wales No. 01763297	Wales No. OC340822

Authorised by the Prudential	Regulated by the Central	Authorised by the Prudential	Regulated by the Financial
Regulation Authority and regulated by the Financial	Bank of Ireland	Regulation Authority and regulated by the Financial	Conduct Authority
Conduct Authority		Conduct Authority

Board of Directors

Elan Corporation, plc

Treasury Building

Lower Grand Canal Street

Dublin 2

Ireland

15 May 2013

Dear Sirs

Report on the Profit Forecast of Elan Corporation plc (the “Company”)

We refer to the profit forecast of the Company and its subsidiaries for the 12 months ending 31 December 2013 which provides that:

1.1.	Elan expects Tysabri in-market sales to increase by approximately 15% in 2013 over the $1.6 billion recorded in 2012.
1.2.	Excluding Tysabri, aggregate SG&A and R&D expenses are expected to be in the range of $170 million to $190 million.
1.3.	Elan expects to contribute approximately $60-$80 million to Janssen Alzheimer Immunotherapy during 2013 (collectively the “Profit Forecast”).

The material assumptions upon which the Profit Forecast is based are set out in Appendix II to the Company’s circular issued on 15 May 2013.

We have discussed the Profit Forecast and the bases and assumptions on which it is made with you and with KPMG, the Company’s reporting accountants. We have also discussed the accounting policies and bases of calculation for the Profit Forecast with you and with KPMG. We have also considered KPMG’s letter of 15 May 2013 addressed to you and to us on these matters. We have relied upon the accuracy and completeness of all the financial and other information discussed with us and have assumed such accuracy and completeness for the purposes of providing this letter.

On the basis of the foregoing, we consider that the Profit Forecast, for which you, as directors of the Company are solely responsible, has been made with due care and consideration.

This letter is provided to you solely in connection with Rule 28.3(a) and Rule 28.4 of the Irish Takeover Rules and for no other purpose. No person other than the directors of the Company can rely on the contents of this letter and to the fullest extent permitted by law, we exclude all liability to any other person other than to you, the directors of the Company, in respect of this letter or the work undertaken in connection with this letter.

Yours faithfully,

Morgan Stanley & Co.	Davy Corporate	Citigroup Global	Ondra LLP
International plc	Finance	Markets Limited

45

Appendix II continued

The Directors

Elan Corporation, plc

Treasury Building

Lower Grand Canal Street

Dublin 2

Ireland

Davy Corporate Finance	Morgan Stanley & Co. International plc	Citigroup Global Markets Limited	Ondra LLP
Davy House	25 Cabot Square	33 Canada Square	125 Old Broad Street
49 Dawson Street	Canary Wharf	Canary Wharf	London EC2N 1AR
Dublin 2	London E14 4QA	London E14 5LB	United Kingdom
Ireland	United Kingdom	United Kingdom

Independent review report to Elan Corporation, plc (the “Company”)

Introduction

We have been engaged by the Company to review the unaudited financial information for the Company and its subsidiary undertakings for the three months ended 31 March 2013, contained within the announcement entitled “Elan Reports First Quarter 2013 Financial Results” dated 24 April, 2013 (the “Quarterly Financial Information”).

We have read the other information contained in the Quarterly Financial Information and considered whether it contains any apparent misstatements or material inconsistencies with the information in the unaudited financial information.

Directors’ responsibilities

The Quarterly Financial Information is the responsibility of, and has been approved by, the directors of the Company (the “Directors”). The Directors are responsible for preparing the Quarterly Financial Information in accordance with the recognition and measurement principles of US generally accepted accounting principles as applicable to condensed interim reporting. The Quarterly Financial Information is condensed and is not intended to nor does it include all of the presentation items and note disclosures that would be applicable for interim financial statements prepared in accordance with US generally accepted accounting rules.

Our responsibility

Our responsibility is to express to the Company a conclusion on the Quarterly Financial Information based on our review. This report, including the conclusion, has been prepared for and only for the Company for the purpose of satisfying Rule 28.3(a) of the Irish Takeover Panel Act 1997 and Takeover Rules, 2007 and for no other purpose. Accordingly, we assume no responsibility in respect of this report to Echo Pharma Acquisition Limited (the “Offeror”) or any other person connected to, or acting in concert with, the Offeror or to any other person who is seeking or may in future seek to acquire control of the Company (an “Alternative Offeror”) or to any other person connected to or acting in concert with an Alternative Offeror.

Scope of review

We conducted our review in accordance with International Standard on Review Engagements (UK and Ireland) 2410, ‘Review of Interim Financial Information Performed by the Independent Auditor of the Entity’ issued by the Auditing Practices Board for use in the United Kingdom and Ireland. A review of interim financial information consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing (UK and Ireland) and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the Quarterly Financial Information is not prepared, in all material respects, in conformity with the recognition and measurement principles of US generally accepted accounting principles as applicable to condensed interim reporting. As set out above, the Quarterly Financial Information is condensed and is not intended to nor does it include all of the presentation items and note disclosures that would be

46

Appendix II continued

applicable for interim financial statements prepared in accordance with US generally accepted accounting rules.

KPMG

Chartered Accountants
Dublin, Ireland

15 May 2013

47

Appendix II continued

Morgan Stanley & Co.	Davy Corporate	Citigroup Global	Ondra LLP
International plc	Finance	Markets Limited	125 Old Broad Street
25 Cabot Square,	Davy House,	Citigroup Centre	London EC2N 1AR
Canary Wharf, London	49 Dawson Street Dublin 2, Ireland	33 Canada Square Canary Wharf	United Kingdom
E14 4QA		London
United Kingdom		E14 5LB
United Kingdom

Registered in England and	Registered in Ireland	Registered in England and	Registered in England and
Wales No. 2068222	No. 127823	Wales No. 01763297	Wales No. OC340822

Authorised by the Prudential	Regulated by the Central	Authorised by the Prudential	Regulated by the Financial
Regulation Authority and regulated by the Financial	Bank of Ireland	Regulation Authority and regulated by the Financial	Conduct Authority
Conduct Authority		Conduct Authority

Board of Directors

Elan Corporation, plc

Treasury Building

Lower Grand Canal Street

Dublin 2

Ireland

15 May 2013

Dear Sirs

Report in connection with Elan Corporation, plc (the “Company”) unaudited financial information for the three months ended 31 March, 2013

We refer to the unaudited financial information contained within the announcement dated 24 April, 2013 for the three month period ended 31 March, 2013 (the “Quarterly Financial Information”).

We have read the Quarterly Financial Information contained within the announcement dated 24 April, 2013 and we have read the independent review report of the Quarterly Financial Information prepared for the Company by KPMG, auditors to the Company (the “Independent Review Report”). You have confirmed to us that all relevant information relevant to the preparation of the Quarterly Financial Information has been disclosed to us. We have discussed the Quarterly Financial Information and the Independent Review Report with you as directors of the Company and with KPMG. In so doing, we have with your consent, relied upon the accuracy and completeness of all financial and other information provided by, or on behalf of, the Company and/or discussed with us, and we have assumed such accuracy and completeness for the purposes of delivering this letter.

On the basis of and subject to the foregoing, we consider that the Quarterly Financial Information, for which you in your capacity as directors of the Company are solely responsible, has been prepared by the directors of the Company with due care and consideration.

This letter is provided to you solely in connection with Rule 28.3(a), Rule 28.4 and Rule 28.6(d) of the Irish Takeover Rules and for no other purpose. No person other than the directors of the Company can rely on the contents of this letter and to the fullest extent permitted by law, we exclude all liability to any other person other than to you, the directors of the Company, in respect of this letter or the work undertaken in connection with this letter.

Yours faithfully,

Morgan Stanley & Co.	Davy Corporate	Citigroup Global	Ondra LLP
International plc	Finance	Markets Limited

48

APPENDIX III

SOURCES OF INFORMATION AND BASES OF CALCULATION

1.	PROFIT FORECAST

Nothing in this ‘Sources of Information and Bases of Calculation’ section (other than the Profit Forecast) is intended to be a profit forecast and no statement in this ‘Sources of Information and Bases of Calculation’ section should be interpreted to mean that the earnings per Elan Share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period.

2.	SOURCES OF INFORMATION AND BASES OF CALCULATION

The relevant bases of calculation and sources of information are set out below and provided in the order in which the information appears in the document. Where such information is repeated in the document the underlying sources and bases are not repeated.

2.1.	Unless otherwise stated in this document:
2.1.1.	All financial information relating to Elan has been extracted or derived (without any adjustments) from either the annual reports and accounts of Elan, other information made publicly available by Elan or the Profit Forecast set out in Appendix II of this document.
2.1.2.	All information regarding the Offer is sourced from the Offer Document dated 2 May 2013 and any other material made publicly available by Royalty Pharma.
2.1.3.	Any references to announcements and dates of announcements have been taken from public materials and press releases made by Elan and Royalty Pharma.
2.1.4.	Values stated throughout this document have been rounded and are stated to the given number of decimal places.
2.1.5.	The Profit Forecast is based on internal financial information of the Company and reported on in accordance with the Irish Takeover Rules.

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APPENDIX IV

DEFINITIONS

The following definitions apply throughout this document, unless the context requires otherwise:

"1996 Consultant Plan"	Elan Corporation, plc’s 1996 consultant plan
"1999 Plan"	Elan Corporation, plc’s 1999 stock option plan
"2006 LTIP"	Elan Corporation plc’s 2006 long term incentive plan
"2012 LTIP"	Elan Corporation plc’s 2012 long term incentive plan
"6.25% Notes"	the 6.25% senior notes due in 2019 as described in paragraph 13.4 of Appendix I
"Act" or "Companies Acts"	the Irish Companies Acts 1963-2012
"ADS"	American Depositary Share, each representing one Ordinary Share
"ADS Holders"	holders of ADSs
"AGM"	annual general meeting of the Company
"Alkermes, Inc."	a company incorporated under the laws of the Commonwealth of Pennsylvania, which was combined with the global drug technologies business of Elan on 16 September 2011, and a wholly owned subsidiary of Alkermes
"Articles of Association"	the articles of association of the Company
"Asset Purchase Agreement"	the asset purchase agreement dated 5 February 2013 between Elan and Biogen International, as described in paragraph 8.3 of Appendix I
"B" Executive Shares"	the “B” executive shares of €0.05 each in the capital of the Company
"Biogen"	Biogen Idec Inc.
"Biogen International"	Biogen Idec International Holding Ltd, an affiliate of Biogen
"Biogen Group"	Biogen and its subsidiaries and subsidiary undertakings and Biogen International, and “member of the Biogen Group” means any one of them
"Board" or "Directors"	the board of directors of Elan from time to time
"Business Day"	any day (other than a Saturday or Sunday) on which lending banks in Dublin are normally open for business
"Chairman"	the chairman of the Board, Mr. Robert A. Ingram
"CEO"	Chief Executive Officer
"Central Bank"	the Central Bank of Ireland
"Citi"	Citigroup Global Markets Inc and, or, Citigroup Global Markets Limited, as relevant in the context
"closing price"	the official closing price of a share or other security on a particular trading day
"Collaboration Agreement"	the Antergen Development and Marketing Collaboration Agreement between Elan Pharma International Limited and Biogen Idec MA Inc, dated 15 August 2000
"Committee"	the Leadership, Development and Compensation Committee of the Board

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"Company" or "Elan"	Elan Corporation, plc, a public limited company incorporated in Ireland with registered number 30356
"Davy"	J&E Davy, trading as Davy, registered office Davy House, 49 Dawson Street, Dublin 2, Ireland
"Davy Corporate Finance"	an Irish incorporated unlimited liability company with registered number 127823 and having its registered office at Davy House, 49 Dawson Street, Dublin 2, Ireland
"Dealer Manager"	Citigroup Global Markets, Inc.
"Dealer Management Agreement"	the agreement between Elan and Citigroup Global Markets Inc. as described in paragraph 8.2.3 of Appendix I
"Demerger"	the demerger of the Prothena Business from the Elan Group
"Demerger Agreement"	the demerger agreement between Elan and Prothena dated 8 November 2012, as described in paragraph 8.4.1 of Appendix I
"Depositary"	Citibank, N.A.
"Directors"	the directors of the Company from time to time
"DOJ"	the United States Department of Justice
"Dutch Auction"	the method pursuant to which the Tender Offer was conducted
"EDT"	Alkermes Pharma Ireland Limited a wholly owned subsidiary of Alkermes and formerly part of the Elan Group and named EDT Pharma Holdings Limited, registered no. 448848
"EEA"	the European Economic Area, which was established on 1 January 1994 and comprises the member states of the European Union, plus Iceland, Liechtenstein and Norway
"EIS"	Elan International Services Limited, a Bermudan incorporated wholly owned subsidiary of Elan
"Elan Group" or "Group"	Elan and its subsidiaries from time to time
"Elan Shares"	Ordinary Shares and ADSs
"Elan Optionholders"	the holders of options to subscribe for Ordinary Shares or otherwise acquire Ordinary Shares re-issued from treasury under the Employee Share Plans
"Elan U.S. Severance Plan"	the Group’s severance plan for its US based employees which was most recently amended and restated on 1 April 2011
"Employee Share Plans"	(i) the 1996 LTIP;
(ii) the 1996 Consultant Option Plan;
(iii) the 1999 Stock Option Plan;
(iv) the 2006 LTIP;
(v) the 2012 LTIP; and
(vi) Elan Corporation, plc Employee Equity Purchase Plan
"EPI"	Elan Pharmaceuticals, Inc. a US incorporated wholly owned subsidiary of Elan
"ES1"	Elan Science One Limited, a private limited company incorporated in Ireland with registered no. 460037, and a wholly owned subsidiary of Elan
"ES3"	Elan Science Three Limited, a private limited company incorporated in Ireland with registered no. 477401, and a wholly owned subsidiary of Elan
"EU"	European Union

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"Euro" or "€"	the legal currency of Ireland
"Exchange Act"	the Securities Exchange Act of 1934, as amended
"Executive Director"	the Company’s executive director, Mr. G. Kelly Martin
"Executive Shares"	the executive shares of €1.25 each in the capital of the Company
"FDA"	United States Food and Drugs Administration
"Financial Advisors"	Davy Corporate Finance, Morgan Stanley, Citi and Ondra
"Financial Conduct Authority"	an independent non-governmental body, given statutory powers by the UK Financial Services and Markets Act 2000
"Form 10"	the registration statement on Form 10, including all amendments or supplements thereto, filed by Prothena with the SEC in connection with the Demerger
"Form 20-F"	Elans Annual Report on Form 20-F for the year ended 31 December 2012
"FTC"	the United States Federal Trade Commission
"GSK"	GlaxoSmithKline plc and its subsidiaries from time to time
"HSR Act"	the United States Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended
"ICA"	Irish Competition Authority
"IFRS"	International Financial Reporting Standards
"Independent Review Report"	the Independent Review Report to the Directors of the Company and the Financial Advisors in Appendix II
"Information Agent Agreement"	the agreement whereby the Company retained Georgeson Inc to act as information agent for the Tender Offer
"Innisfree"	Innisfree M&A Incorporated
"IRC"	the Internal Revenue Code of 1986, as amended
"Irish Competition Act"	The Irish Competition Act, 2002 (as amended)
"Irish Takeover Panel" or "Panel"	the Irish Takeover Panel, a company formed under the Acts pursuant to the provisions of the Irish Takeover Panel Act 1997
"Irish Takeover Regulations"	the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006 of Ireland
"Irish Takeover Rules" or	the Irish Takeover Panel Act 1997, Takeover Rules 2007 (as amended)
"Takeover Rules"
"Irish Stock Exchange"	the Irish Stock Exchange Limited
"Jefferies"	Jefferies & Company, Inc.
"Lake Isle"	Lake Isle M&A Incorporated
"Latest Practicable Date"	13 May 2013, being the latest practicable date before the publication of this document
"Letter of Transmittal"	the letter of transmittal relating to the Offer which accompanied the Offer Document, for use by holders of Elan ADSs
"Listing Rules"	the listing rules of the Irish Stock Exchange
"Market Abuse Regulations"	the Market Abuse (Directive 2003/6/EC) Regulations 2005
"Market Abuse Rules"	the market abuse rules published by the Central Bank under section 34 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005

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"Memorandum"	the memorandum of association of the Company
"Morgan Stanley"	Morgan Stanley & Co. International plc
"Non-Executive Directors"	The Company’s non-executive Directors, Robert A. Ingram, Gary Kennedy, Patrick Kennedy, Giles Kerr, Kieran McGowan, Kyran McLaughlin, Donal O’Connor, Richard Pilnik, Dennis J. Selkoe and Andrew von Eschenbach
"NYSE"	the New York Stock Exchange
"Offer" or "Royalty Pharma Offer"	the offer made by Royalty Pharma on 2 May 2013 to acquire the entire issued and to be issued share capital of Elan (on the terms, and subject to the conditions, set out in the Royalty Pharma Offer Document and the Royalty Pharma Acceptance Documents) including where the context so requires, any subsequent revision, variation, extension or renewal of such offer
"Offer Document"	the document dated 2 May 2013 issued by Royalty Pharma which contains details about the Offer
"Offer Period"	the period commencing on, and including, 25 February 2013 (the date of the Rule 2.4 Announcement) and ending on such date as the Irish Takeover Rules provide or the Irish Takeover Panel otherwise may decide
"Ondra"	Ondra LLP, trading as Ondra Partners
"Ordinary Shares"	ordinary shares of €0.05 each in the capital of the Company
"Overseas Shareholder"	a Shareholder who is a resident in, or a citizen of, jurisdictions outside Ireland or custodians, nominees or trustees for persons who are citizens or nationals of, or residents in jurisdictions outside Ireland
"Overseas Territory"	countries, territories or jurisdictions outside Ireland, the United Kingdom or the United States
"Participation Agreement"	the royalty participation agreement as described in paragraph 8.1 of Appendix I
"PBI"	Prothena Biosciences Inc., a private limited company incorporated in the State of Delaware, and a wholly owned subsidiary of Prothena
"Profits Available for Distribution"	has the meaning ascribed to it in section 45(2) of the Companies (Amendment) Act, 1983
"Profit Forecast"	has the meaning given to it in paragraph 1 of Appendix II
"Prospectus Rules"	the prospectus rules issued by the Irish Financial Services Regulatory Authority under section 51 of the Investment Funds, Companies and Miscellaneous Provisions Act, 2005
"Prothena"	Prothena Corporation plc, a public limited company incorporated in Ireland with registered number 518146
"Prothena Business"	the drug discovery platform business of the pre-Demerger Elan Group
"Prothena Subsidiaries"	Neotope Biosciences Limited, Onclave Therapeutics Limited and PBI
"Quarterly Financial Information"	as defined in Appendix II in the letter to the Company from the Financial Advisors
"Receiving Agent"	Computershare Investor Services (Ireland) Limited

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"Receiving Agent Agreement"	the receiving agent agreement between the Company and the Receiving Agent as described in paragraph 8.2.5 of Appendix I
"Regulatory Information Service"	one of the Regulatory Information Services authorised by the Irish Stock Exchange Limited to receive, process and disseminate regulated information from listed companies
"Repurchase Deed"	the repurchase deed dated 11 March 2013 between Elan and Davy
"Research and Development Services Agreement"	the research and development services agreement dated 20 December 2012 between Elan and Prothena, as described in paragraph 8.4.5 of Appendix I
"Royalty Pharma"	Echo Pharma Acquisition Limited, a private limited company incorporated under the laws of Ireland with registration number 525315, having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, but where context also requires, includes a member of the Royalty Pharma Group
"Royalty Pharma Acceptance Documents" or "Forms of Acceptance"	the Form of Acceptance, the Letter of Transmittal and any other acceptance documents relating to the Royalty Pharma Offer which were accompanied the Royalty Pharma Offer Document
"Royalty Pharma Group"	Royalty Pharma or an ‘associate’ of Royalty Pharma and ‘associate’ shall have the meaning ascribed to it in the Irish Takeover Rules
"RP Management"	RP Management, LLC a Delaware corporation which according to the Offer Document and the Rule 2.4 Announcement, acts as investment manager to entities investing in royalty interests in marketed and late stage biopharmaceutical products and which issued the Royalty Pharma Proposal
"Royalty Pharma Offer Document" or "Offer Document"	the document to be sent to Shareholders, and for information only to Elan Optionholders, containing the terms and conditions of the Royalty Pharma Offer

"Royalty Pharma Offer Price"	has the meaning given to that term in the Royalty Pharma Offer Document
"Royalty Pharma Proposal"	the indicative proposal made in the Rule 2.4 Announcement
"RSU"	restricted share units
"Rule 2.4 Announcement"	the announcement made by RP Management under the Irish Takeover Rules, dated 25 February 2013
"Schedule TO"	the document that was filed by Royalty Pharma with the SEC on 2 May 2013 and which contained the Offer Document
"Schedule 14D-9"	the Solicitation/Recommendation Statement
"SEC"	the United States Securities and Exchange Commission
"Securities Act"	the Securities Act of 1933
"SIPC"	Securities Investor Protection Corporation
"Shareholders"	holders of Ordinary Shares and/or ADSs
"Shareholders' Agreement"	the Shareholders’ Agreement between Elan, ES3 and Alkermes, as described in paragraph 8.5.2 of Appendix I
"Solicitation/Recommendation Statement"	the Solicitation/Recommendation statement on Schedule 14D-9 filed with the SEC together with this document, on the date hereof
"Subscription and Registration Rights Agreement"	the subscription and registration rights agreement dated 8 November 2012 between Prothena, Elan and ES1

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"Substantial Acquisition Rules"	the Irish Takeover Panel Act 1997, Substantial Acquisition Rules, 2007
"Tax Matters Agreement"	the tax matters agreement dated 20 December 2012 between Elan and Prothena
"Tender Agency Agreement"	the agreement whereby the Company retained Citibank to act as Tender Agent in connection with the Tender Offer
"Tender Offer"	the invitation by Davy to Shareholders (other than certain Overseas Shareholders) to tender Ordinary Shares (including Ordinary Shares representing ADSs) on the terms and subject to the conditions set out in the shareholder circular of Elan dated 11 March 2013
"Theravance"	Theravance, Inc.
"Theravance Transaction"	the transaction between Elan and Theravance as described in paragraph 8.1 of Appendix I
"Transitional Services Agreement"	the transitional services agreement dated 20 December 2012 between Elan and Prothena, as described in paragraph 8.4.4 of Appendix I
"Transparency Rules"	the transparency rules published by the Central Bank under section 22 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006 of Ireland
"Tysabri Transaction"	the transaction between Elan and Biogen in relation to the restructuring of Elan’s Tysabri collaboration with Biogen. which the Company announced on 6 February 2013
"Tysabri Transaction Agreement"	the agreement in relation to the Tysabri Transaction
"Underwriters"	Citigroup, Global Markets Inc., Jefferies and Morgan Stanley & Co, LLC
"Underwriting Agreement"	the underwriting agreement dated 8 March 2012 between the Underwriters as described in paragraph 8.5.3 of Appendix I
"United Kingdom"	the United Kingdom of Great Britain and Northern Ireland
"United States" or "US"	the United States of America, its territories and possessions, any State of the United States and the District of Columbia
"US dollar" or "USD" or "US$"	the lawful currency of the United States
"US Holders"	US resident holders of Ordinary Shares
"US Offer Document"	the document that was contained in the Schedule TO that was filed with the SEC on 2 May 2013
"US Shareholders"	Shareholders and ADS Holders who are located in, or citizens of the United States

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Elan Corporation, plc

Treasury Building

Lower Grand Canal Street

Dublin 2

Ireland

www.elan.com